 Chefs’ Warehouse 8-K

Exhibit 10.2

 Execution Version

MERGER AGREEMENT

among

THE CHEFS’ WAREHOUSE, INC.,

DEL MONTE MERGER SUB, LLC,

DEL MONTE CAPITOL MEAT CO., INC.,

THE SHAREHOLDERS SET FORTH HEREIN

and

THE SELLERS’ REPRESENTATIVE

January 11, 2015

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Table of Contents

Article I. THE MERGER	5
1.1 The Merger	5
1.2 Closing; Effective Time; Closing Deliveries	6
1.3 Effects of the Merger	8
1.4 Conversion of Del Monte Common Stock	8
1.5 Merger Consideration Adjustments	10
1.6 Escrow Agreement	14
1.7 Certificate of Formation	14
1.8 Limited Liability Company Agreement	14
1.9 Headquarters of Surviving Company	14
1.10 Managers and Officers.	14
Article II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	14
2.1 Organization; Ownership of Equity; Capitalization; and Power	14
2.2 Authorization	15
2.3 Non-Contravention	16
2.4 Financial Statements	16
2.5 Books and Records	16
2.6 Inventory	17
2.7 Assets	17
2.8 Real Property; Leased Real Property	17
2.9 Contracts	19
2.10 Absence of Certain Changes	20
2.11 Litigation	22
2.12 Brokerage	22
2.13 Employees	22
2.14 Directors and Officers; Compensation	23
2.15 Intellectual Property	23
2.16 Employee Benefit Plans	25
2.17 Insurance	28
2.18 Customers and Suppliers	28
2.19 Relationships with Company Related Persons	29
2.20 Legal Compliance; Governmental Licenses	29
2.21 Taxes	30
2.22 Environmental Matters	33
2.23 Orders, Commitments and Returns	34
2.24 Accounts Receivable; Trade Accounts Payable	34
2.25 Insolvency	34
2.26 No Undisclosed Liabilities	34
2.27 Securities Laws Matters.	34
2.28 Business Combination Laws.	35
2.29 Full Disclosure	35
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Article III. REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT	35
3.1 Organization, Power and Authority	35
3.2 Authorization; No Breach	36
3.3 Litigation	36
3.4 Brokerage	36
3.5 Parent SEC Reports..	36
Article IV. COVENANTS	37
4.1 Reasonable Best Efforts	37
4.2 Conduct of the Business Prior to the Closing	37
4.3 Access to Information	37
4.4 No Solicitation of Other Bids	38
4.5 Notification	38
4.6 Employee Matters and Employee Benefits	39
4.7 Non-Competition	40
4.8 Further Assurances	42
4.9 Confidentiality	42
4.10 Tax Matters.:	43
4.11 Payment of Indebtedness by Company Related Persons..	45
4.12 HSR Act	46
4.13 Pre-Closing Financial Statements	46
4.14 Anti-Manipulation	46
Article V. CONDITIONS TO CLOSING	47
5.1 Conditions to Obligations of Merger Sub and Parent	47
5.2 Conditions to Obligations of the Sellers	49
Article VI. TERMINATION	50
6.1 Termination	50
6.2 Effect of Termination	51
Article VII. DEFINITIONS	51
Article VIII. MISCELLANEOUS	62
8.1 Fees and Expenses	62
8.2 Press Release and Announcements	62
8.3 Remedies	63
8.4 Consent to Amendments; Waivers	63
8.5 Successors and Assigns	63
8.6 Severability	63
8.7 Counterparts	63
8.8 Descriptive Headings; Interpretation	64
8.9 Entire Agreement	64
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8.10 No Third-Party Beneficiaries	64
8.11 Schedules and Exhibits	64
8.12 Governing Law	64
8.13 Venue	64
8.14 Notices	65
8.15 No Strict Construction	66
8.16 Sellers’ Representative	66

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MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”), dated as of January 11, 2015, is by and among The Chefs’ Warehouse, Inc., a Delaware corporation (“Parent”), Del Monte Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Del Monte Capitol Meat Co., Inc., a California corporation (“Del Monte”), David DeBenedetti (“D. DeBenedetti”), Victoria DeBenedetti (“V. DeBenedetti”), DeBenedetti/Del Monte Trust (“Trust” and together with D. DeBenedetti and V. DeBenedetti, the “Shareholders”), and John DeBenedetti (“J. DeBenedetti”) as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”). Del Monte and the Shareholders are referred to collectively herein as the “Sellers” and each individually as a “Seller.” Parent, Merger Sub, Del Monte, the Shareholders and the Sellers’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Article VII.

RECITALS

WHEREAS, the Shareholders collectively own 100% of the equity interests of Del Monte, which equity interests constitute all of the issued and outstanding equity interests of Del Monte; and

WHEREAS, the sole member and manager of Merger Sub and the Board of Directors of each of Parent and Del Monte have approved, and deem it advisable and in the best interests of their respective entities and equity holders to consummate the strategic business combination transaction provided for herein in which Del Monte will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving company (in such capacity, the “Surviving Company”) in the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Article I.
THE MERGER

1.1              The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the California Corporations Code (the “CCC”), at the Closing and effective as of the Effective Time (as defined below), Del Monte shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Del Monte shall terminate.

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1.2              Closing; Effective Time; Closing Deliveries.

(a)                Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place on the third (3rd) Business Day immediately following the day on which the conditions set forth in Article V shall be fulfilled or waived in accordance herewith (other than such conditions which are to be fulfilled on the Closing Date) or at such other time, date, or place as the Parties hereafter may agree (the “Closing Date”). The Closing shall occur concurrently with the “Closing” under the Purchase Agreement. In addition to the other actions contemplated hereunder, Merger Sub and Del Monte will cause a Certificate of Merger satisfying the requirements of the DLLCA, in the form attached hereto as Exhibit A (the “Certificate of Merger”), to be properly executed, verified and delivered for filing in accordance with the DLLCA and the CCC, as applicable, on the Closing Date. The Closing of the Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DLLCA, or at such later time as shall be reflected in the Certificate of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

(b)               Closing Deliveries of Del Monte and the Shareholders. At Closing, Del Monte and the Shareholders, as applicable, shall deliver to Merger Sub, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i)                 the Certificate of Merger, executed by Del Monte;

(ii)               the Closing Statement, duly executed by the Sellers (the “Closing Statement”);

(iii)             offer letters, in the form attached hereto as Exhibit B (each an “Offer Letter” and collectively, the “Offer Letters”) which shall include non-competition and non-solicitation provisions acceptable to Merger Sub and Sellers, duly executed by those Persons identified on Schedule 1.2(b)(iii);

(iv)             evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens) on the Assets, including the termination of all security interests with respect to the Assets, in each case in a form reasonably acceptable to Merger Sub and Del Monte;

(v)               a certificate of the Secretary of Del Monte (A) certifying that attached thereto are true and complete copies of all resolutions adopted by Del Monte’s board of directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of Del Monte’s articles of incorporation, as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of Del Monte’s bylaws, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of Del Monte executing this Agreement and the Transaction Documents on behalf of Del Monte;

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(vi)             certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of California and in each state in which Del Monte is qualified to conduct business, stating that Del Monte is in good standing or has comparable active status in such state;

(vii)           the Escrow Agreement (as defined herein), duly executed by the Sellers’ Representative;

(viii)         the Indemnification Agreement, duly executed by the Shareholders and the Sellers’ Representative, in the form attached hereto as Exhibit C (the “Indemnification Agreement”);

(ix)             each of the consents set forth on Schedule 1.2(b)(ix);

(x)               combined financial statements, including balance sheets, combined statements of income, combined statements of shareholders’ and members’ equity and combined statements of cash flows, for each of the Company Sellers and Del Monte as of and for the fiscal year ended December 27, 2014, audited by BDO USA, LLP (the “2014 Audited Financial Statements”), together with the unaudited interim fiscal monthly financial statements for Del Monte for the fiscal year in which the Closing occurs up to and including the last fiscal month prior to the fiscal month in which the Closing occurs;

(xi)             instruments evidencing the termination of agreements and incentive plans identified on Schedule 1.2(b)(xi), in a form reasonably acceptable to Merger Sub and Del Monte;

(xii)           an executed certificate from Del Monte, in form and substance satisfactory to Merger Sub and Del Monte, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(xiii)         a certificate executed by the Shareholders and a duly authorized officer of Del Monte, certifying as to the accuracy of the conditions set forth in Section 5.1(a) and Section 5.1(b);

(xiv)         an executed release from Del Monte and each Shareholder, in the form attached hereto as Exhibit D;

(xv)           an estoppel letter, in substantially the form attached hereto as Exhibit E (the “Estoppel Letter”), executed by the landlord or lessor under any of the Leases;

(xvi)         a lock-up agreement, in the form attached hereto as Exhibit F (the “Lock-Up Agreement”), executed by each of the Shareholders; and

(xvii)       such other documents relating to the transactions contemplated by this Agreement as either Merger Sub or Parent may reasonably request.

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(c)                Closing Deliveries of Merger Sub and Parent. At Closing, Merger Sub or Parent, as applicable, shall deliver to Del Monte and the Shareholders, as applicable, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:

(i)                 the Merger Consideration;

(ii)               the Certificate of Merger, the Escrow Agreement, the Indemnification Agreement, the Lock-Up Agreement and the Offer Letters in each case duly executed by Merger Sub or Parent;

(iii)             a certificate of the Secretary of Merger Sub and Parent (A) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, shareholders, members or managers (or similar governing body), as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of such entity’s certificate of incorporation or certificate of formation (or similar document), as applicable, as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of such entity’s bylaws or limited liability company agreement, as applicable, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

(iv)             certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Delaware Secretary, stating that Merger Sub and Parent are in good standing or have comparable active status in such state;

(v)               an executed certificate from Merger Sub, certifying as to the accuracy of the conditions set forth in Section 5.2(a) and Section 5.2(b); and

(vi)             such other documents relating to the transactions contemplated by this Agreement as Del Monte may reasonably request.

1.3              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 209 of the DLLCA and Sections 1107 and 1107.5 of the CCC. Without limiting the generality of the foregoing, and subject to such provisions of the DLLCA and the CCC, at the Effective Time, all the property, rights, privileges, powers and franchises of Del Monte and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of Del Monte and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

1.4              Conversion of Del Monte Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Del Monte or the respective shareholders or members thereof:

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(a)                Aggregate Merger Consideration. Prior to adjustment pursuant to Section 1.5, the aggregate merger consideration (the “Merger Consideration”) payable for the issued and outstanding shares of the voting common stock, no par value per share, of Del Monte (the “Del Monte Voting Common Stock”) and the issued and outstanding shares of the non-voting common stock, no par value per share, of Del Monte (the “Del Monte Non-Voting Common Stock,” and together with the Del Monte Voting Common Stock, the “Del Monte Common Stock”) shall consist of (i) shares of Parent Common Stock in an amount equal to the quotient of (A) the lesser of (I) the Targeted Adjusted EBITDA Amount and (II) the Estimated 2014 Adjusted EBITDA Amount (as defined and calculated in accordance with the Purchase Agreement) (such lesser amount, the “Utilized Adjusted EBITDA Amount”), divided by (B) the Per-Share Stock Price (the “Estimated Stock Consideration”), of which a number of shares equal to the quotient of $17,000,000 divided by the closing price for the Parent Common Stock on the Nasdaq Global Select Market on the Closing Date, rounded down to the nearest whole share (the “Escrowed Stock Consideration”), will be delivered to the Escrow Agent under the Escrow Agreement promptly following the Closing pursuant to Section 1.6 plus or minus (ii) an amount in cash equal to the Working Capital Adjustment, if any, as set forth in Section 1.5(a) (the “Estimated Cash Amount”).

(b)               Per-Share Merger Consideration. Each share of Del Monte Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

(i)                 shares of Parent Common Stock in an amount equal to the quotient of (A) the Estimated Stock Consideration (less the Escrowed Stock Consideration), divided by (B) the number of shares of Del Monte Common Stock outstanding immediately prior to the Effective Time (the “Per-Share Estimated Stock Consideration”); plus

(ii)               an interest in the Escrowed Stock Consideration equal to the quotient of (A) the Escrowed Stock Consideration, divided by (B) the number of shares of Del Monte Common Stock outstanding immediately prior to the Effective Time (the “Per-Share Escrowed Stock Consideration”); plus or minus

(iii)             an amount equal to the quotient of (A) the Estimated Cash Amount, if any, divided by (B) the number of shares of Del Monte Common Stock outstanding immediately prior to the Effective Time (the “Per-Share Working Capital Adjustment Consideration”; the Per-Share Working Capital Adjustment Consideration, Per-Share Estimated Stock Consideration and Per-Share Escrowed Stock Consideration, collectively, the “Estimated Per-Share Merger Consideration”).

(c)                All of the shares of Del Monte Common Stock converted into the right to receive the Estimated Stock Consideration, an interest in the Escrowed Stock Consideration (in each case, plus any cash in lieu of fractional shares pursuant to Section 1.4(d)) and if the Estimated Cash Amount is positive, the Estimated Cash Amount, if any, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Del Monte Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive (i) a certificate for Parent Common Stock representing the Per-Share Estimated Stock Consideration,

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(ii) the Per-Share Escrowed Stock Consideration (in each case, plus any cash in lieu of fractional shares pursuant to Section 1.4(d)) and (iii) if the Per-Share Working Capital Adjustment is positive, the Per-Share Working Capital Adjustment, in each case, into which such shares of Del Monte Common Stock represented by such Certificate have been converted pursuant to this Section 1.4. Certificates previously representing shares of Del Monte Common Stock shall be exchanged for certificates representing Parent Common Stock, equal to the Per-Share Estimated Stock Consideration upon the surrender of such Certificates for cancellation to Merger Sub, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Del Monte Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Estimated Per-Share Merger Consideration payable pursuant to this Agreement.

(d)               No Fractional Shares. No certificates representing fractional shares of Parent Common Stock will be issued upon the conversion of Del Monte Common Stock pursuant to this Section 1.4. Notwithstanding any other provision of this Agreement, each holder of shares of Del Monte Common Stock converted pursuant to Section 1.4(b) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Parent Common Stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Per-Share Stock Price.

(e)                Negative Estimated Cash Amount. In the event that the Estimated Cash Amount is a negative number, the Shareholders, jointly and severally, shall pay to Parent the absolute value of the Estimated Cash Amount within thirty (30) days of demand by Parent.

1.5              Merger Consideration Adjustments.

(a)                Working Capital Merger Consideration Adjustment. The Estimated Cash Amount shall be an amount equal to the difference between the Final Closing Date Net Working Capital and Targeted Net Working Capital (the “Working Capital Adjustment”) to be determined as follows:

(i)                 Closing Date Balance Sheet. On or before (but in no event earlier than ten (10) Business Days prior to) the Closing Date, the Sellers’ Representative shall deliver an estimated balance sheet of Del Monte as of the Effective Time (the “Closing Date Balance Sheet”), which will set forth the estimated Net Working Capital of Del Monte as of the Effective Time (the “Closing Date Net Working Capital”), and which Closing Date Balance Sheet shall be substantially in the form of Schedule 1.5(a). The Closing Date Balance Sheet shall be derived from the balance sheet of Del Monte prepared in connection with the preparation of the 2014 Audited Financial Statements and shall be prepared in accordance with GAAP and sound business practices and, to the extent not inconsistent with GAAP, in a manner consistent with the 2014 Audited Financial Statements, subject to the following: (A) no amount shall be reflected with respect to Inventory that is not present in Del Monte’s facilities, or that is damaged, beyond the stated expiration date (if any), or frozen and then refrozen; (B) no amount shall be reflected with respect to accounts receivable (I) that are subject to known dispute, offset, counterclaim or other claim or defense, (II) that are past due by ninety (90) days or greater, or (III) that are not evidenced by an invoice rendered to the customer; (C) the calculation of the Closing Date Net Working Capital shall take into account any rebates, bill backs or other discounts and (D) adjustments shall be made to eliminate intercompany transactions that were eliminated in the preparation of the 2014 Audited Financial Statements.

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(ii)               Closing Date Working Capital Adjustment. If the Closing Date Net Working Capital is less than the Targeted Net Working Capital, then the Estimated Cash Amount shall be a negative amount equal to the absolute value of the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital. If the Closing Date Net Working Capital is greater than the Targeted Net Working Capital, then the Estimated Cash Amount shall be a positive amount equal to the absolute value of the difference between the Targeted Net Working Capital and the Closing Date Net Working Capital.

(iii)             Post-Closing Merger Consideration Adjustment. On or before the 120th day following the Closing Date, Parent, at Parent’s sole cost and expense shall prepare and deliver to the Sellers’ Representative a final balance sheet of Del Monte as of the Effective Time (the “Final Closing Date Balance Sheet”), which shall include the final determination of the Net Working Capital of Del Monte as of the Effective Time (the “Final Closing Date Net Working Capital”). The Final Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the Closing Date Balance Sheet; provided, however, that any accounts receivable reflected in the Closing Date Balance Sheet will be disregarded for purposes of the Final Closing Date Balance Sheet to the extent such accounts receivable remain uncollected 120 days following the Closing. During the 30-day period immediately following the Sellers’ Representative’s receipt of the Final Closing Date Balance Sheet, the Sellers’ Representative, at its sole cost and expense, shall be permitted to review Parent’s working papers related to the preparation and determination of the Final Closing Date Balance Sheet.

(iv)             The Final Closing Date Balance Sheet shall become final and binding upon the Parties thirty (30) days following the Sellers’ Representative’s receipt thereof, unless the Sellers’ Representative gives written notice of disagreement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Parent receives a Notice of Disagreement within the appropriate time frame, each undisputed item on the Final Closing Date Balance Sheet shall become final and binding and each disputed item on the Final Closing Date Balance Sheet shall become final and binding on the earliest of (x) the date the Parties resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved jointly by the independent public accounting firm selected by the Sellers’ Representative and reasonably acceptable to Merger Sub and Parent’s independent public accountant. During the twenty (20) days following delivery of a Notice of Disagreement, if the Parties have not resolved such differences outlined in the Notice of Disagreement, the Parties, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement. The Parties shall instruct their respective independent public accountants to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Party or lesser than the smallest value of such item assigned by either Party. Each Party shall pay the fees and expenses of its respective independent public accountant.

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(v)               Upon the final determination of the Final Closing Date Net Working Capital as set forth in Section 1.5(a)(iv), if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet exceeds the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then the Merger Consideration shall be increased in total by an amount in cash equal to the absolute value of the difference between the Final Closing Date Net Working Capital and the Closing Date Net Working Capital (such difference, the “Post-Closing Working Capital Adjustment Amount”), with such increase to the Merger Consideration being allocated solely to the Estimated Cash Amount. Any additional Merger Consideration payable in regards to the Estimated Cash Amount shall be paid in cash to the Shareholders within thirty (30) days of such amount becoming final pursuant to Section 1.5(a)(iv). Upon the final determination of the Final Closing Date Net Working Capital, if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet is less than the Closing Date Net Working Capital as reflected in the Closing Date Balance Sheet, then the Merger Consideration shall be reduced in total by an amount in cash equal to the Post-Closing Working Capital Adjustment Amount, with such reduction to the Merger Consideration being allocated solely to the Estimated Cash Amount. Any reduction in the Estimated Cash Amount as a result of the adjustment contemplated by Section 1.5(a)(iv) shall be paid in cash by the Shareholders, jointly and severally, to Parent within thirty (30) days of demand by Parent.

(vi)             Any payments made under this Section 1.5(a) shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes.

(b)               Adjusted EBITDA Merger Consideration Adjustment. The Merger Consideration shall be adjusted by an amount equal to the difference between the Final 2014 Adjusted EBITDA Amount and the Utilized Adjusted EBITDA Amount (the “Adjusted EBITDA Adjustment”), as follows:

(i)                 Post-Closing Adjusted EBITDA Merger Consideration Adjustment. On or before the 120th day following the Closing Date, Parent shall prepare and deliver to the Sellers’ Representative a statement (the “Final Adjusted EBITDA Statement”) setting forth the final determination of the aggregate Adjusted EBITDA Amount of the Company Sellers and Del Monte for the fiscal year ended December 27, 2014 (the “Final 2014 Adjusted EBITDA Amount”). The Final Adjusted EBITDA Statement shall be derived from the income statements of each of the Company Sellers and Del Monte prepared in connection with the preparation of the Audited Financial Statements and shall be prepared in accordance with GAAP, sound business practices and, to the extent not inconsistent with GAAP, in a manner consistent with the preparation of the Audited Financial Statements and shall be calculated in a manner consistent with and substantially in the form of Schedule 1.5(b)(i). During the 30-day period immediately following the Sellers’ Representative’s receipt of the Final Adjusted EBITDA Statement, the Sellers’ Representative shall be permitted to review Parent’s working papers related to the preparation and determination of the Final 2014 Adjusted EBITDA Amount. The Final Adjusted EBITDA Statement shall become final and binding upon the Parties thirty (30) days following the Sellers’ Representative’s receipt thereof, unless the Sellers’ Representative gives written notice of disagreement (a “Notice of Disagreement - EBITDA”) to Parent prior to such date. Any Notice of Disagreement - EBITDA shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted.

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If Parent receives a Notice of Disagreement - EBITDA within the appropriate time frame, each undisputed item on the Final Adjusted EBITDA Statement shall become final and binding and each disputed item on the Final Adjusted EBITDA Statement shall become final and binding on the earliest of (x) the date the Parties resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement - EBITDA or (y) the date on which each such matter in dispute is finally resolved jointly by the Sellers’ independent public accountant selected pursuant to Section 1.5(b) and Parent’s independent public accountant. During the twenty (20) days following delivery of a Notice of Disagreement - EBITDA, if the Parties have not resolved such differences outlined in the Notice of Disagreement - EBITDA, the Parties, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement - EBITDA. The Parties shall instruct their respective independent public accountants to resolve such disputed matters within thirty (30) days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Party or lesser than the smallest value of such item assigned by either Party. Each Party shall pay the fees and expenses of its respective independent public accountants.

(ii)               Upon the final determination of the Final 2014 Adjusted EBITDA Amount as set forth in this Section 1.5(b), if the Final 2014 Adjusted EBITDA Amount is less than the Utilized Adjusted EBITDA Amount, then the Merger Consideration shall be decreased in total by that number of shares of Parent Common Stock, rounded to the nearest whole share, as shall equal the quotient of (A) the absolute value of the difference between the 2014 Final Adjusted EBITDA Amount and the Utilized Adjusted EBITDA Amount, divided by (B) the Per-Share Price (the “Aggregate Number of Reduced Shares”), and each Shareholders’ Per-Share Estimated Stock Consideration shall be decreased by the number of shares, rounded to the nearest whole share, equal to the product of (A) the Aggregate Number of Reduced Shares multiplied by the quotient of (I) the number of shares of Del Monte Common Stock owned by such Shareholder as of immediately prior to the Effective Time divided by (II) the total number of shares of Del Monte Common Stock outstanding immediately prior to the Effective Time (the “Forfeited Shares”).

(iii)             In the event that there is a negative adjustment to the Merger Consideration pursuant to Section 1.5(b)(ii), each Shareholder shall promptly, and in no event later than five (5) Business Days following the date that such adjustment is finalized, surrender to Parent certificates of Parent Common Stock delivered to such Shareholder pursuant to Section 1.4(c) of this Agreement and Parent shall thereafter issue to such Shareholder a replacement certificate representing that number of shares of Parent Common Stock as shall equal the number of shares of Parent Common Stock issued to such Shareholder as of the Closing Date less the Shareholders’ Forfeited Shares.

(iv)             Any adjustments made under this Section 1.5(b) shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes.

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1.6              Escrow Agreement. At Closing, the Company Sellers, the Sellers’ Representative, the Assets Buyer, Merger Sub, Parent and the Escrow Agent shall enter into the Escrow Agreement in the form attached hereto as Exhibit G (the “Escrow Agreement”), which provides for the payment by the Assets Buyer or Merger Sub, as of (or in the case of the Escrowed Stock Consideration, promptly following) the Closing Date, to the escrow account of (i) the aggregate sum of Five Million Dollars ($5,000,000) in cash (“Asset Purchase Escrow Amount”) payable to the Company Sellers pursuant to the Purchase Agreement which is required to be placed into escrow at the closing of the transaction contemplated thereby; and (ii) a number of shares of Parent Common Stock equal to the Escrowed Stock Consideration (the Asset Purchase Escrow Amount and the Escrowed Stock Consideration are herein collectively referred to as the “Escrow Amount”).

1.7              Certificate of Formation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Formation of Merger Sub, as then amended (the “Certificate of Formation”), shall be the Certificate of Formation of the Surviving Company until thereafter amended in accordance with applicable law.

1.8              Limited Liability Company Agreement. Subject to the terms and conditions of this Agreement, at the Effective Time, the Limited Liability Company Agreement of Merger Sub, as then amended (the “LLC Agreement”), shall be the LLC Agreement of the Surviving Company until thereafter amended in accordance with applicable law.

1.9              Headquarters of Surviving Company. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Company shall be determined by Parent, or its designee.

1.10          Managers and Officers. The managers and officers of Merger Sub shall immediately after the Effective Time be the managers and officers of the Surviving Company, to serve, in both cases, until their successors shall have been elected and qualified or until otherwise provided by law and the Certificate of Formation and/or LLC Agreement of the Surviving Company.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, jointly and severally, represents and warrants to Merger Sub and Parent as follows:

2.1              Organization; Ownership of Equity; Capitalization; and Power.

(a)                Del Monte is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Del Monte is duly qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Each jurisdiction in which Del Monte is qualified to do business is set forth on Schedule 2.1(a). True, complete and accurate copies of the organizational documents of Del Monte have been delivered to Parent and Merger Sub. Except as set forth on Schedule 2.1(a), Del Monte does not have any subsidiaries or own any equity interests, or rights to acquire any equity interests, in any other entity.

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(b)               Del Monte possesses all requisite corporate power and authority necessary to execute and deliver this Agreement and all other agreements and documents contemplated hereby, including, without limitation those contemplated by Section 1.2(b) of this Agreement (the “Transaction Documents”) (to which Del Monte is, or will be, a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which Del Monte is, or will be, a party). Del Monte possesses all requisite corporate power and authority necessary to own and operate its properties and its assets, to carry on the Business as presently conducted, to execute and deliver the Transaction Documents (to which it is, or will be, a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is, or will be, a party).

(c)                The Shareholders collectively own 100% of the outstanding equity interests of Del Monte, and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase or other acquisition of any equity interest in Del Monte. Schedule 2.1(c) sets forth the number and class of equity interests of Del Monte authorized, issued and outstanding and the number and class of equity interests of Del Monte and ownership percentage of Del Monte owned by each equityholder of Del Monte. Each Shareholder owns such equity interests free and clear of all Liens. As of the Closing Date, each Shareholder will own the equity interests in Del Monte owned thereby as of the date hereof. The equity interests of Del Monte have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. Del Monte has not violated the Securities Act of 1933, as amended, or other applicable Laws in connection with the offer, sale or issuance of its equity securities. All of the issued and outstanding equity interests of Del Monte are validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Del Monte to repurchase, redeem or otherwise acquire any shares of Del Monte’s capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)               Except as set forth on Schedule 2.1(d), Del Monte does not own any equity interest in any other Person and Del Monte does not have any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest of any other Person.

2.2              Authorization. Each Seller’s execution, delivery and performance of this Agreement has been duly authorized by such Seller. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, as applicable, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors' Rights and Equitable Limitations”). Upon the execution and delivery by the Sellers of each of the Transaction Documents to which a Seller is a party, each of such Transaction Documents will constitute the legal, valid and binding obligation of the Sellers that are a party thereto, enforceable against such Sellers in accordance with their respective terms except for Creditors’ Rights and Equitable Limitations.

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2.3              Non-Contravention. Except for the Consents being delivered by the Sellers pursuant to Section 1.2(b)(ix) and applicable requirements under the HSR Act, the execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each Seller, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon any Asset pursuant to, (iii) result in a violation of or default under, (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any Person or any Government Entity pursuant to, or (v) give any Person the right to default or exercise any remedy under, accelerate the maturity or performance of or payment under or cancel, terminate or modify (A) the organizational documents (including any shareholders’ agreement or similar agreement) of Del Monte, (B) any Contract to which any Seller is subject or by which the Assets are bound, or (C) any Law to which any Seller is subject.

2.4              Financial Statements.

(a)                Del Monte has delivered to Merger Sub the following financial statements, copies of which are attached as Schedule 2.4(a): (i) the audited combined financial statements of Del Monte, Service and Seafood, including the combined balance sheets as of December 28, 2013 and December 29, 2012 and the related combined statements of income, shareholders’ and members’ equity, and cash flows for the three fiscal years ended December 28, 2013, and the related notes to the combined financial statements, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”); and (ii) the unaudited interim monthly and quarterly financial statements for Del Monte as of and for the eight fiscal monthly periods ended August __, 2014 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared consistent with the past practices of Del Monte, and fairly present the assets, liabilities and financial position of Del Monte and the results of operations and changes in financial position and cash flows of Del Monte as of the dates and for the periods specified therein, all in accordance with GAAP, except to the extent described on Schedule 2.4(a). The Financial Statements have been prepared in accordance with the books of account and other financial records of Del Monte, all of which have been made available to Merger Sub, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(b)               The 2014 Audited Financial Statements will be prepared in accordance with GAAP consistently applied and on a basis consistent with the Audited Financial Statements. The 2014 Audited Financial Statements will fairly present the combined financial position of Del Monte and each of the Company Sellers and the results of operations and changes in financial position and cash flows for Del Monte and each of the Company Sellers as of the 2014 Fiscal Year End and for the fiscal year then ended. The 2014 Audited Financial Statements will be prepared in accordance with the books and records of Del Monte.

2.5              Books and Records. Del Monte has delivered or provided to Merger Sub for its review true, complete and correct copies, as amended and presently in effect, as listed on Schedule 2.5: (a) articles of incorporation or similar organizational document, (b) bylaws, (c) minute books, if any, (d) equity registration books, if any, and (e) and any shareholders’

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agreement or other similar agreements governing the rights as between the equityholders thereof which, except as otherwise provided on Schedule 2.5, contain a record of all shareholder and director meetings, as applicable, and actions taken without a meeting for the time period from January 1, 2012 to the date hereof and the equity registration books are complete and accurate and contain a complete record of all transactions in Del Monte’s equity interests from the date of its incorporation or organization to the date hereof.

2.6              Inventory. Except as set forth on Schedule 2.6, the Inventory (i) is merchantable and fit for the purpose for which it was procured or manufactured, is not damaged, beyond its originally stated expiration date or frozen and then re-frozen, and consists of a quantity and quality usable and saleable in the ordinary course of the Business, as conducted by Del Monte in a commercially reasonable manner and (ii) has been valued at the lower of cost (first-in, first-out method) or market, net of any related bill backs, discounts or supplier rebates. All items of Inventory of Del Monte reflected in the Financial Statements had a commercial value of at least equal to the value shown in the Financial Statements and there were no items of Inventory reflected in the Financial Statements which were not present on Del Monte’s premises as of the date of such Financial Statements. Del Monte is not under any Liability or obligation with respect to the return of any Inventory in the possession of its customers or any other Person in excess of its historical experience. Del Monte is not in possession of any Inventory not owned by Del Monte, including goods already sold. The Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

2.7              Assets.

(a)                Schedule 2.7(a) sets forth a true and complete list of all tangible personal property of Del Monte, including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, computer hardware, instruments and leasehold improvements as of the 2014 Fiscal Year End (collectively, the “Personal Property”). There are no rights of first offer, rights of first refusal or other agreements or understandings with respect to the sale or transfer of the Assets, other than the sale of Inventory in the ordinary course of business consistent with past practices. Del Monte has good and valid title to the Assets owned as of the date hereof, free and clear of all Liens and shall have as of the Closing good and valid title to any Asset acquired from the 2014 Fiscal Year End through the Closing Date, free and clear of all Liens.

(b)               Except as set forth on Schedule 2.7(b), the Assets constitute all assets used or held for use in the conduct of the Business as conducted as of the 2014 Fiscal Year End and as currently conducted, except for those Assets disposed of in the ordinary course of business consistent with past practices and such Assets represent all the assets necessary to conduct the Business as of the date hereof in the manner in which it is currently being conducted. All Personal Property and spare parts included in the Assets are in good and usable condition except for ordinary wear and tear.

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2.8              Real Property; Leased Real Property.

(a)                Del Monte does not own any real property.

(b)               Schedule 2.8(b) sets forth each parcel of real property leased by Del Monte (together with all rights, title and interest of Del Monte in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Del Monte holds any Leased Real Property, including the parties, street address, rentable square footage, rent, expiration date and renewal options (collectively, the “Leases”). The Sellers have delivered to Merger Sub a true and complete copy of each Lease. With respect to each Lease:

(i)                 such Lease is valid, binding, enforceable and in full force and effect;

(ii)               neither Del Monte, nor to the Knowledge of the Sellers, the landlord, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default on the part of Del Monte, or, to the Knowledge of the Sellers, the landlord, and Del Monte has paid all rent due and payable under such Lease;

(iii)             Del Monte has not received any written notice or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Del Monte under any of the Leases and to the Knowledge of Sellers, no other party is in default thereof. No party to any Lease has exercised any termination rights with respect thereto;

(iv)             except as set forth on Schedule 2.8(b), Del Monte has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v)               Del Monte has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property; and

(vi)             none of the Leases have been modified or amended.

(c)                Del Monte has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation Proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium Proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)               The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

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(e)                Except as set forth on Schedule 2.8(e), and to the Knowledge of Sellers, the use of each parcel of the Leased Real Property by Del Monte for the purposes for which it is currently being used, conforms in all respects to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Laws and each parcel of Leased Real Property has adequate rights of access to dedicated public ways.

(f)                To the Knowledge of the Sellers, there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Leased Real Property or that would preclude or impair the continued use of the Leased Real Property as heretofore used in the conduct of the Business. To the Knowledge of Sellers, with respect to the Leased Real Property, Del Monte has legal and adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as heretofore conducted. To the Knowledge of the Sellers, the Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Laws, regulations and ordinances and Del Monte has not received any notice of such nonconforming use or of a violation of such Laws. To the Knowledge of the Sellers, all buildings, structures, fixtures and improvements (“Improvements”) located at the Leased Real Property are structurally sound with no material defects and are in good operating condition.

2.9              Contracts.

(a)                Schedule 2.9(a) sets forth a list of all Material Contracts to which Del Monte is a party or by which the Assets are bound as of the date hereof. Del Monte has not violated or breached, or committed any default under, any such Material Contract, and each such Material Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of Del Monte subject to the Creditors' Rights and Equitable Limitations, and, to the Knowledge of the Sellers, a legal, valid and binding obligation of each other party thereto subject to the Creditors' Rights and Equitable Limitations. To the Knowledge of the Sellers, each other party thereto has performed all obligations required to be performed by it and has not violated, breached or committed any default in any respect. There has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes, or that could reasonably be expected to result in, a default, breach or violation by Del Monte under any Material Contract. Since January 1, 2012, Del Monte has not given to, or received from, any other party to any Material Contract any notice or other communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any such Material Contract.

(b)               Except as required by Law or as set forth on Schedule 2.9(b), there are no outstanding material warranties, other than those made in the ordinary course of business consistent with past practices of Del Monte, made by Del Monte and there have been no material warranty claims within the past two (2) years and there are no material unresolved claims thereunder.

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2.10          Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.10, Del Monte has conducted the Business since December 31, 2013 in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as and to the extent set forth on Schedule 2.10, since December 31, 2013, Del Monte has not:

(a)                suffered any adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss (whether or not insured);

(b)               made any material change in the Business or operations or in the manner of conducting the Business;

(c)                incurred any Indebtedness or incurred any Liabilities, except Liabilities that are reflected or reserved against in the Financial Statements or that were incurred since the end of the last fiscal month prior to the date hereof for which the Financial Statements have been provided in the ordinary course of business and consistent with past practices, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(d)               paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practices;

(e)                written down the value of any Inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs of less than $25,000 in the aggregate;

(f)                authorized or adopted a plan of liquidation or dissolution;

(g)               cancelled any debts or claims, except as contemplated by this Agreement, or waived any rights of substantial value;

(h)               entered into any new line of business;

(i)                 entered into a settlement or compromise of any pending or threatened Proceeding;

(j)                 sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practices;

(k)               granted any increase in the compensation of, or paid any bonus or other compensation (including, without limitation, any severance or termination pay) to, any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement is planned or required;

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(l)                 adopted, amended or increased the payments or benefits under any Employee Benefit Plan, employment agreement or other arrangements, and no such increase, amendment or adoption of any such plan or arrangement is planned or required;

(m)             made any capital expenditures or commitments in excess of $100,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(n)               declared, set aside or paid any dividend or other distribution (whether in cash, securities or other combination thereof) in respect of any equity interests of Del Monte, excluding distributions of profits, including Tax distributions made in the ordinary course of business and consistent with past practices;

(o)               except as indicated in the Audited Financial Statements, made any change in any method of accounting or accounting practice or any method of income Tax accounting or income Tax elections;

(p)               paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Shareholder or any other equity holder of Del Monte or the officers or directors of Del Monte, any Affiliates or associates of Del Monte or any of Del Monte’s officers or directors, or any business or entity in which any of such Persons has any direct or indirect interest, except for compensation to the officers and employees of Del Monte at rates not exceeding the rates of compensation in effect at December 31, 2013 and advances to employees in the ordinary course of business and consistent with past practices for travel and expense disbursements, but not in excess of $5,000 at any one time outstanding;

(q)               sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any Intellectual Property;

(r)                 compromised or settled any Proceeding;

(s)                suffered any Material Adverse Effect;

(t)                 failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Assets;

(u)               failed to pay the debts, Taxes and other obligations of the Business or such Party when due;

(v)               failed to collect accounts receivable in a manner consistent with past practices, without discounting such accounts receivable;

(w)             discontinued any insurance policies, except as required by applicable Law;

(x)               failed to perform any of its obligations under any Material Contract;

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(y)               entered into, terminated or amended any Material Contract (or any Contract that if in effect as of the date hereof would be a Material Contract), other than in the ordinary course of business consistent with past practices;

(z)                failed to maintain the books and records of the Business in accordance with past practices;

(aa)            failed to comply in all respects with all Laws applicable to the conduct of the Business or the ownership and use of the Assets;

(bb)           amended its articles of incorporation, bylaws, or similar governing documents;

(cc)            entered into any change in control, severance, termination or employment agreement or any similar agreement with any employee or director or established any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former employee; or

(dd)          agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11          Litigation. Except as set forth on Schedule 2.11, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Sellers, threatened against or affecting Del Monte or the Business or any Shareholder, at law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement and the Transaction Documents) and, to the Knowledge of the Sellers, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, could reasonably be expected to give rise to such a Proceeding.

2.12          Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller is a party or to which any Seller is subject for which Merger Sub or any of its Affiliates could become liable or obligated.

2.13          Employees.

(a)                Schedule 2.13(a) identifies, as of the date hereof, all of Del Monte’s sales representatives, customer service representatives, office personnel, office managers, and other employees employed by Del Monte (the “Company Employees”). To the Knowledge of the Sellers, no Company Employee plans to terminate employment with Del Monte during the next twelve (12) months. Del Monte is not party to or bound by any collective bargaining agreement relating to any Company Employees. To the Knowledge of the Sellers, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Company Employees. Del Monte has not committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against Del Monte, and except as set forth on Schedule 2.13(a), Del Monte is, and since January 1, 2012, has been, in full compliance with all federal, state and local labor and employment Laws, including without limitation, wage and hour Laws governing payment of wages and/or overtime pay and the Immigration Reform and Control Act of 1986. All individuals who are performing consulting or other services for Del Monte are correctly classified as either “independent contractors,” or “employees,” as the case may be. All individuals employed by Del Monte are correctly classified as either exempt or non-exempt under the Fair Labor Standards Act and any applicable state or local wage and hour Laws.

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(b)               Except as set forth on Schedule 2.13(b), Del Monte has not received, at any time since January 1, 2012, any written notice or other communication from any Government Entity or other Person regarding any actual, alleged or potential violation of or failure to comply with any Law regarding employment and employment practices, including, but not limited to, terms and conditions of employment, wages and hours, employment discrimination and retaliation and occupational health and safety. Except as set forth on Schedule 2.13(b), there are no claims or other Proceedings brought by or on behalf of any employee or former employee of Del Monte under any federal, state or local Law governing employment and employment practices, and terms and conditions of employment or any other Law pending or, to the Knowledge of the Sellers, threatened against Del Monte.

(c)                Del Monte has complied with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by Del Monte, including but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(d)               Schedule 2.13(d) sets forth a complete and accurate list with respect to the Company Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, YTD paid bonus/incentives, FLSA status, department name, vacation/PTO balance, FTE, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, 401k contribution, actively at work (y/n), FMLA, salary continuation, employee/independent contractor or leased employee indicator.

2.14          Directors and Officers; Compensation. Schedule 2.14 contains a true and correct listing of (i) the names of Del Monte's directors and officers; (ii) the names of all persons whose compensation from Del Monte for the twelve (12) months ended as of the 2014 Fiscal Year End is reasonably expected to equal or exceed $100,000; and (iii) the names of all persons holding powers of attorney from Del Monte, and a summary statement of the terms thereof.

2.15          Intellectual Property.

(a)                Schedule 2.15(a) contains a true, correct and complete list of any (i) Company Intellectual Property registered or applied for or subject to registration or application before any Government Entity, specifying, where applicable, the respective registration or application numbers and the names of all registered owners; (ii) Company Software and (iii) licenses and other Contracts pursuant to which Del Monte obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property. Del Monte exclusively owns or possesses valid licenses or other legal rights, free and clear of all Liens, to all Company Intellectual Property. Except as disclosed on Schedule 2.15(a), the Company Intellectual Property is (A) in full force and effect, (B) has not lapsed, expired or been abandoned or withdrawn, (C) is valid, enforceable and subsisting and is not subject to any Contract containing any covenant or other provision, outstanding claim, settlement agreement, consents, judgments, orders, forbearances to sue or similar obligations or Proceedings that in any way limit or adversely affect, or that could adversely affect or limit, any of Del Monte’s use or exploitation thereof or rights thereto.

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(b)               The conduct of the Business (and Del Monte’s employees’ and consultants’ performances of their duties in connection therewith) and Del Monte’s use of any Company Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any common law, statutory or other Law or right of any Person, including any rights relating to any Intellectual Property. There is no litigation, opposition, cancellation, Proceeding, objection or claim pending or, to the Knowledge of the Sellers, asserted or threatened in writing against Del Monte concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Company Intellectual Property, and, to the Knowledge of the Sellers, no valid basis exists for any such litigation, opposition, cancellation, Proceeding, objection or claim. To the Knowledge of the Sellers, no Person is Infringing any of the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by an employee or a third party for or on behalf of Del Monte, except as set forth in Schedule 2.15(b) Del Monte has a written agreement with such employee or third party with respect thereto and thereby has obtained exclusive ownership of all intellectual property rights in and to such Company Intellectual Property. Del Monte has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of its Trade Secrets, and to the Knowledge of the Sellers, its Trade Secrets have not been used, divulged or appropriated either for the benefit of any third party (other than Del Monte) or to the detriment of Del Monte.

(c)                To the Knowledge of the Sellers, all Information Systems operate and perform in all material respects in accordance with past practices. To the Knowledge of the Sellers, the Information Systems do not contain any disabling or destructive code or virus that would impede or result in the disruption of the operation of the business operations of Del Monte. All licenses and other Contracts pursuant to which Del Monte obtains rights to any Company Intellectual Property from a third party or grants rights in any material Company Intellectual Property to a third party are in full force and effect in accordance with their terms and no default exists under any of the same by Del Monte or, to the Knowledge of the Sellers, by any other party thereto. To the Knowledge of the Sellers, the licenses or other Contracts related to the Company Intellectual Property disclosed on Schedule 2.15(c) constitute all of the Material Contracts relating to any grant or receipt of rights in and to any Company Intellectual Property.

(d)               Del Monte is and has been in compliance with (i) all applicable data protection and privacy Laws and Card Association Rules governing the collection or use of Seller Data, including without limitation all payment card information, and (ii) all written privacy and security policies, programs or other notices that concern or govern the collection, use and disclosure of Seller Data, including payment card information, confidential information of Del Monte and Trade Secrets. To the Knowledge of the Sellers, there have been no facts or circumstances that would require Del Monte to give notice to any customers, suppliers or other Persons of any actual or perceived data security breaches pursuant to any Law or Card Association Rule. Del Monte has taken commercially reasonable precautions to protect the confidentiality, integrity and security of the Information Systems, including Del Monte’s websites, and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person. There has been no actual or, to the Knowledge of the Sellers, alleged unauthorized access to or breaches of the security of (a) any of the Information Systems or websites of Del Monte, or (b) any Seller Data, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of Del Monte, including any acquisition, use, loss, destruction, compromise or disclosure thereof. The transfer of Seller Data to Merger Sub requires no consent from any customer of Del Monte.

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(e)                To the Knowledge of the Sellers, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare (i) a loss of, or Lien on any Company Intellectual Property; (ii) release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other third party; (iii) the grant, assignment or transfer to any other third party of any license or other right or interest under, to, or in any of the Company Intellectual Property; or (iv) Del Monte, Merger Sub, the Surviving Company or Parent being bound by or subject to any non-compete or other restriction on the operation of scope of the Business.

2.16          Employee Benefit Plans.

(a)                Schedule 2.16(a) lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Del Monte or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of Del Monte, or with respect to which Del Monte or any ERISA Affiliate otherwise has any Liabilities or obligations (the “Employee Benefit Plans”).

(b)               Except as disclosed on Schedule 2.16(b), no Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither Del Monte nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years.

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(c)                Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. Del Monte has paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in substantial compliance with applicable Laws. Neither Del Monte nor any ERISA Affiliate or, to the Knowledge of the Sellers, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject Del Monte, Merger Sub, the Surviving Company or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws.

(d)               Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee or independent contractor of Del Monte is entitled to any gross-up or otherwise entitled to indemnification by Del Monte or any ERISA Affiliate for any violation of Section 409A of the Code.

(e)                With respect to each Employee Benefit Plan, Del Monte has made available to Merger Sub true, correct and complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last three (3) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the Internal Revenue Service; (vi) actuarial reports (if any); (vii) all written correspondence with the Internal Revenue Service, Department of Labor or any other Government Entity regarding any Employee Benefit Plan (if any); (viii) all discrimination tests for each Employee Benefit Plan for the three (3) most recent plan years (if any); (ix) a list of all employees or former employees of Del Monte currently receiving COBRA benefits; and (x) any other related material or documents regarding the Employee Benefit Plans. Schedule 2.16(a) sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(f)                None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA continuation coverage rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g)               Except as set forth on Schedule 2.16(g), each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

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(h)               Except as set forth in Schedule 2.16(h), the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, (ii) otherwise entitle any current or former director or employee of Del Monte to any payment from Del Monte, or (iii) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code and subject the recipient of any such payment to the excise tax under Section 4999 of the Code.

(i)                 There are no pending or, to the Knowledge of the Sellers, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Government Entity is currently in progress or, to the Knowledge of the Sellers, threatened. Del Monte is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor or any other similar Government Entity with respect to an Employee Benefit Plan.

(j)                 Neither Del Monte nor any ERISA Affiliate thereof has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other similar Government Entity.

(k)               Del Monte has complied with the continuation coverage provisions of COBRA and any applicable Laws mandating health insurance coverage for employees.

(l)                 With respect to each Employment Benefit Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Code Section 4975; and (ii) no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(m)             No state of facts or conditions exist which could be expected to subject Del Monte to any Liability (other than routine claims for benefits) with respect to any Employee Benefit Plan or voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code under applicable Laws.

(n)               Neither Del Monte nor any ERISA Affiliate of Del Monte has established or contributed to, is required to contribute to or has any liability with respect to any “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code.

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(o)               There are no loans by Del Monte to any of its employees, independent contractors, directors or managers outstanding on the date of this Agreement other than plan loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code.

(p)               No Shareholder, nor any Affiliate thereof, has entered into any agreement or arrangement (whether written, oral or otherwise) with any Person whether denominated as a payment, security, gift, or otherwise, pursuant to which such Person would be entitled to receive any portion of the Purchase Price or Merger Consideration (including, without limitation, the Earn-Out Amount (as defined in the Purchase Agreement) or the Additional Earn-Out Amount (as defined in the Purchase Agreement)), whether denominated in cash or equity securities, if the effect of such agreement or arrangement would be that Merger Sub or Parent, or any Subsidiary of Parent other than Merger Sub, would be required to recognize expense (including, without limitation, compensation expense) following the Closing on account thereof.

2.17          Insurance. Schedule 2.17 sets forth a complete and accurate list of all insurance (including casualty loss, general liability, product liability, malpractice, theft, errors and omissions and all other types of insurance policies maintained by Del Monte) under which the Business, the Assets or the Company Employees are covered, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates. To the Knowledge of the Sellers, all such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Del Monte has not received notice of, nor, to the Knowledge of the Sellers, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to such policy. Except as set forth on Schedule 2.11, no claim that relates to the Business, the Assets or the Company Employees currently is pending under any such policy. Schedule 2.17 identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Del Monte has made available to Merger Sub (a) true and complete copies or binders of all such insurance policies and (b) a list of all claims paid under the insurance policies of Del Monte since 2011.

2.18          Customers and Suppliers. Schedule 2.18 contains a complete and accurate list of all Company Customers both as of the date hereof and during the 12-month period ended as of the 2014 Fiscal Year End, showing the total sales to each such customer during 2013 and the 12-month period ended on the 2014 Fiscal Year End. Schedule 2.18 also contains a complete and accurate list of all of Del Monte’s suppliers both as of the date hereof and during the 12-month period ended on the 2014 Fiscal Year End.

Del Monte has not received any notice that any of the Company Customers (a) has ceased or substantially reduced, or will cease or substantially reduce, its purchases of products or services of the Business or (b) has sought, or is seeking, to reduce the price it will pay for the products and services of the Business. Further, to the Knowledge of the Sellers, no Company Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Del Monte has not received any notice that any supplier of the Business has sought, or is seeking, any material adverse change in the price offered or the services provided during the fiscal year ended as of the 2014 Fiscal Year End by such supplier of the Business, or that any supplier of the Business will not sell supplies or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business. Further, to the Knowledge of the Sellers, no supplier of the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

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2.19          Relationships with Company Related Persons. Except as set forth on Schedule 2.19, (i) no Shareholder, director or officer of any Company Seller or Del Monte (any such individual, a “Company Related Person”), or, to the Knowledge of the Sellers, any Affiliate or member of the immediate family of any Company Related Person, is, or since December 31, 2012 has been, directly or indirectly, an owner of more than 5% of an Affiliate, of any Company Customer or of any supplier of Del Monte or otherwise involved in any business arrangement or relationship with Del Monte or any Company Customer or supplier of Del Monte, other than employment arrangements entered into in the ordinary course of business consistent with past practices, and (ii) no Company Related Person or, to the Knowledge of the Sellers, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since December 31, 2012 has owned, any property or right, tangible or intangible, used by Del Monte in the conduct of the Business. Except as set forth on Schedule 2.19, as of, and after giving effect to the Closing, no amounts will be payable by any Company Related Person to Del Monte or by Del Monte to any Company Related Person.

2.20          Legal Compliance; Governmental Licenses.

(a)                Except as set forth on Schedule 2.20(a), Del Monte and each officer, director, manager and employee of Del Monte is, and at all times since January 1, 2010 has been, in full compliance with all Laws that are or were applicable to the operation of the Business or the ownership or use of any of the Assets.

(b)               Except as set forth on Schedule 2.20(b), since January 1, 2012, (i) neither Del Monte nor any Company Related Person has received written notice from any Government Entity that alleges any non-compliance (or that Del Monte or any officer, director, manager or employee thereof is under investigation or the subject of an inquiry by any such Government Entity for such alleged non-compliance) with any applicable Law; and (ii) Del Monte has not entered into any written or, to the Knowledge of the Sellers, express oral agreement or settlement with any Government Entity with respect to its non-compliance with, or violation of, any applicable Law.

(c)                Since January 1, 2012, Del Monte has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that Del Monte was required to file with any Government Entity.

(d)               Neither Del Monte nor, to the Knowledge of the Sellers, any director, manager, officer, agent, or employee of Del Monte or any other authorized Person acting for or on behalf of Del Monte, has directly or indirectly in material violation of any applicable Law, rule or regulation of any Government Entity (including the Foreign Corrupt Practices Act of 1977, as amended) made any illegal, or otherwise material, contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Del Monte or any Affiliate thereof.

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(e)                Del Monte possesses, and is in material compliance with, all Governmental Licenses necessary to conduct the Business as currently conducted. Schedule 2.20(e) contains a true and complete list of all Governmental Licenses maintained by Del Monte. To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall not result in a revocation or cancellation of any Governmental License maintained by Del Monte.

2.21          Taxes.

(a)                Del Monte has filed all Tax Returns that it was required to file under applicable Laws; all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws; and all Taxes due and owing by Del Monte (whether or not shown on any Tax Return) have been paid. Del Monte is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Government Entity in a jurisdiction where Del Monte does not file Tax Returns that Del Monte is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Del Monte.

(b)               Del Monte has withheld and paid (i) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (ii) all Taxes required to be withheld in respect of any amount distributed to or allocable to any owners thereof.

(c)                To the Knowledge of the Sellers, no Government Entity may assess any additional Taxes on Del Monte for any period for which Tax Returns have been filed. Except as set forth on Schedule 2.21(c), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Sellers, being conducted with respect to Del Monte. Except as set forth on Schedule 2.21(c), Del Monte has not received from any Government Entity (including jurisdictions where Del Monte has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government Entity against Del Monte. Schedule 2.21(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Del Monte for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Del Monte has provided Parent with correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Del Monte filed or received since January 1, 2010.

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(d)               Del Monte has not waived any statute of limitations in respect of Taxes and Del Monte has not agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                Del Monte is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) (including any payment required to be made in connection with the transactions contemplated hereby). Del Monte has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6663 of the Code. Del Monte has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Del Monte is not a party to or bound by any Tax allocation, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Government Entity), and does not have any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. Del Monte (A) is not nor ever has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or foreign Taxes, and (B) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)                Del Monte does not have any unpaid Liability for any Tax under Section 1374 of the Code. The unpaid Taxes of Del Monte do not exceed the reserve for Tax Liabilities set forth on the Financial Statements and will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Del Monte in filing Tax Returns.

(g)               Del Monte will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(h)               change in method of accounting for a taxable period ending on or prior to the Closing Date;

(i)                 “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(j)                 installment sale or open transaction disposition made on or prior to the Closing Date; or

(k)               prepaid amount received on or prior to the Closing Date.

(l)                 To the Knowledge of the Sellers, all books and records relating to Taxes (including related work papers) have been adequately maintained for all periods ending on or after December 31, 2010 (or for periods with respect to which the statute of limitations remains open).

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(m)             Del Monte has not elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(n)               All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by Del Monte or any of its Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Government Entity that Del Monte is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

(o)               Schedule 2.21(o) sets forth a description of all transactions with respect to which Del Monte has received a ruling request from any Taxing authority and contains a copy of such ruling requests and the corresponding rulings.

(p)               Schedule 2.21(p) sets forth all Tax grants, abatements or incentives granted or made available by any Government Entity for the benefit of Del Monte, and, to the Knowledge of the Sellers, any condition relating to the continued availability of such Tax grants, abatements or incentives to Del Monte, or events or circumstances which could impair the ability of Merger Sub or its Affiliates or Del Monte to utilize such Tax grants, abatements or incentives following the Closing.

(q)               Del Monte has not distributed stock of another Person, nor has it had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(r)                 Except as set forth on Schedule 2.21(r), there is no power of attorney given by or binding on Del Monte with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(s)                Del Monte has filed with the appropriate Government Entities all unclaimed property reports as required under applicable Laws.

(t)                 Del Monte does not have an interest in an entity classified as a partnership for federal income Tax purposes.

(u)               Del Monte has not taken any positions with respect to Taxes shown on Tax Returns filed prior to the date hereof that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that Del Monte is required to file Schedule UTP.

(v)               As of the date hereof, Del Monte has in place a valid election to be treated as an S corporation for U.S. federal income Tax purposes (and any corresponding provision of state, local and foreign Law) and has validly held such status since those dates set forth on Schedule 2.21(v) and will be an S corporation up to and including the Closing Date, and Del Monte has not made any filings or taken any actions inconsistent with such status.]

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2.22          Environmental Matters.

(a)                Del Monte has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is in compliance with the terms and conditions contained therein and with all applicable Environmental Laws;

(b)               Except as set forth on Schedule 2.22(b):

(i)                 there are no Environmental Claims pending or, to the Knowledge of the Sellers, threatened with respect to the Assets or the Business;

(ii)               there is no condition on, at or under any property (including the air, soil and groundwater) currently or formerly owned, leased or used by Del Monte (including off-site waste disposal facilities) or created by Del Monte’s operations that would create a Liability with respect to the Assets or the Business under applicable Environmental Laws;

(iii)             there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business or any property currently or formerly owned, leased or used by Del Monte that would form the basis of an Environmental Claim or create a Liability under applicable Environmental Laws;

(iv)             to the Knowledge of the Sellers, there are no underground storage tanks, above ground storage tanks or drums of Hazardous Materials present on any portion of any property leased or used by Del Monte;

(v)               except as otherwise provided in the Leases, Del Monte has not agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law or to investigate or clean up any Hazardous Materials;

(vi)             Del Monte has not caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by Del Monte or any other location; and

(vii)           to the Knowledge of the Sellers, no portion of any structures on any property owned, leased, operated or used by Del Monte in the Business contains any asbestos or mold in violation of any Environmental Law.

(c)                Except as set forth on Schedule 2.22(c), Del Monte has not been provided with any site assessments, compliance audits, notices, environmental studies or similar reports relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Del Monte or any predecessor in interest thereto, (ii) any Hazardous Materials Handled or Released by Del Monte or any other Person in connection with the Business and any Hazardous Materials Released on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by Del Monte in connection with the Business or (iii) compliance by Del Monte with Environmental Laws.

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2.23          Orders, Commitments and Returns. There are no asserted, or, to the Knowledge of the Sellers, if unasserted, sustainable, claims to return merchandise of Del Monte by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise, other than such claims regularly experienced and resolved in the ordinary course of business and consistent with past practices. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in any of Del Monte’s Contracts. The Sellers do not have Knowledge that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any material cancellations or withdrawals of accepted and unfilled orders for the sale of any of Del Monte’s merchandise.

2.24          Accounts Receivable; Trade Accounts Payable. The accounts receivable of Del Monte (i) arose through Del Monte’s bona fide sales of goods or merchandise to a customer, (ii) are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the customer. The Trade Accounts Payable of Del Monte have arisen from bona fide transactions.

2.25          Insolvency. Del Monte is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated hereby. In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) the Surviving Company will be able to pay its debts as they become due, (b) the Surviving Company will not have unreasonably small capital with which to conduct its present or proposed business, and (c) the Surviving Company will have assets (calculated at fair market value) that exceed its liabilities.

2.26          No Undisclosed Liabilities. Except as set forth on Schedule 2.26, Del Monte does not have any Liabilities, except for (i) liabilities or obligations reflected or reserved against in the Financial Statements and (ii) current Liabilities incurred in the ordinary course of business of Del Monte consistent with past practices since the date of the most recently delivered Financial Statements.

2.27          Securities Laws Matters.

(a)                The Parent Common Stock to be issued to each of the Shareholders hereunder is being acquired for the account of each Shareholder for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

(b)               Each Shareholder is familiar with the business to be conducted by Parent and its subsidiaries, taking into account the consummation of the transactions contemplated hereby; (ii) each Shareholder and its representatives have had the opportunity to ask questions and receive answers from representatives of Merger Sub and Parent concerning the business, financial condition and prospects of Merger Sub and Parent and their respective Subsidiaries, and the Parent Common Stock to be issued hereunder; and (iii) each Shareholder has received any additional information concerning Merger Sub and Parent and their respective Subsidiaries that such Shareholder has requested. The Shareholders have been provided access by Parent to the following filings of Parent with the SEC: (1) Parent’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013, filed on March 12, 2014, (ii) Parent’s Quarterly Reports on Form 10-Q for the quarters ended September 26, 2014, June 27, 2014 and March 28, 2014, filed on November 5, 2014, August 6, 2014 and May 12, 2014, respectively, (iii) Parent’s definitive proxy statement for its 2014 annual meeting of stockholders, filed on April 4, 2014, and (iv) Parent’s Current Reports on Form 8-K, filed on December 12, 2014, August 6, 2014, July 28, 2014, May 22, 2014 and March 12, 2014.

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(c)                Each Shareholder (i) is an “accredited investor,” as such term is defined in rule 501 of Regulation D under the Securities Act, and (ii) has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the acquisition of the Parent Common Stock to be issued to such Shareholder hereunder.

2.28          Business Combination Laws. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under any applicable Law is applicable to the Merger or the transactions contemplated by this Agreement. The board of directors of Del Monte has taken all necessary actions such that the restrictions on business combinations contained in the DLLCA and the CCC will not apply to the Merger or the transactions contemplated by this Agreement.

2.29          Full Disclosure. To the Knowledge of the Sellers, neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the Sellers to Merger Sub or Parent pursuant to this Agreement or any Transaction Document, contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

Article III.
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Merger Sub and Parent, jointly and severally, represent and warrant to the Sellers as follows:

3.1              Organization, Power and Authority. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or otherwise authorized to act as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary. Parent and Merger Sub each possess all requisite corporate and limited liability company power and authority, as applicable, necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to carry out the transactions contemplated by this Agreement.

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3.2              Authorization; No Breach.

(a)                The execution, delivery and performance of this Agreement has been duly authorized by Merger Sub and Parent. This Agreement constitutes a valid and binding obligation of each of Merger Sub and Parent, enforceable in accordance with its terms, and all of the Transaction Documents to which Merger Sub and Parent are a party, when executed and delivered by Merger Sub or Parent in accordance with the terms hereof, shall each constitute a valid and binding obligation of Merger Sub or Parent, as applicable, enforceable in accordance with its terms, except for Creditors' Rights and Equitable Limitations.

(b)               Except as set forth on Schedule 3.2(b), the execution, delivery and performance by Merger Sub and Parent of this Agreement and all other Transaction Documents to which Merger Sub or Parent is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Merger Sub or Parent, as applicable, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Merger Sub or Parent, (B) any Law to which Merger Sub or Parent is subject, or (C) any agreement or instrument to which Merger Sub or Parent is subject (but specifically excluding the Contracts to which Merger Sub or Parent is a party as a result of this Agreement).

3.3              Litigation. There are no Proceedings pending or, to the Knowledge of either Merger Sub or Parent, threatened against or affecting either Merger Sub or Parent, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Merger Sub’s or Parent’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

3.4              Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which either Merger Sub or Parent (or their respective Affiliates) is subject for which the Sellers could become liable or obligated.

3.5              Parent SEC Reports. Parent has filed with the SEC all forms, reports and documents required to be filed by Parent since January 1, 2014 (collectively, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (including any Parent SEC Reports filed after the date of this Agreement until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Article IV.
 COVENANTS

4.1              Reasonable Best Efforts. Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to cause all of the conditions to the Parties’ obligations set forth in Article V to be satisfied and to consummate the transactions contemplated hereby as soon as practicable.

4.2              Conduct of the Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Merger Sub, which consent shall not be unreasonably withheld, Del Monte shall, and the Shareholders shall cause Del Monte to (x) conduct the Business in the ordinary course of business consistent with past practices and (y) use commercially reasonable efforts to maintain and preserve intact the current business organization, operations and franchises of Del Monte and to preserve the rights, franchises, goodwill and relationships of Del Monte’s employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Del Monte shall, and the Shareholders shall cause Del Monte to:

(a)                except as set forth on Schedule 4.2(a), maintain the properties of Del Monte and the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(b)               defend and protect the properties of Del Monte and the Assets from known infringement or usurpation;

(c)                not voluntarily allow the creation of any Lien or other encumbrance upon any of the Assets;

(d)               except as set forth on Schedule 4.2(d), not take or fail to take any action that if taken or not taken immediately prior to the date hereof would be required to be disclosed on Schedule 2.10;

(e)                grant any increase in the compensation of, or pay any bonus to, any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or adopt any such plan or other arrangements; and

(f)                adopt, amend or increase the payments or benefits under any Employee Plan, employment agreement or other arrangements.

4.3              Access to Information. From the date hereof until the Closing, Del Monte shall, and the Shareholders shall cause Del Monte to (a) afford Merger Sub, Parent and their representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, Assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Merger Sub, Parent and their representatives with such financial, operating and other data and information related to the Business as Merger Sub, Parent or any of their representatives may reasonably request; and (c) instruct the representatives of each Seller to reasonably cooperate with Merger Sub and Parent in their investigation of the Business. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Merger Sub or Parent or other information received by Merger Sub or Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the Sellers in this Agreement. The exercise of any rights of access, inspection or examination by or on behalf of Merger Sub or Parent shall not affect or mitigate any of the Sellers’ covenants, representations and warranties in this Agreement or Merger Sub’s or Parent’s rights under this Agreement.

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4.4              No Solicitation of Other Bids.

(a)                None of the Sellers shall, and none of the Sellers shall authorize or permit any of their Affiliates or any of their representatives (including the Sellers’ Representative) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of the Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Merger Sub or Parent or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, stock purchase, merger or otherwise, of all or any portion of the Business or the Assets.

(b)               In addition to the other obligations under this Section 4.4, the Sellers shall promptly (and in any event within forty-eight hours after receipt thereof by such Seller or their representatives) advise Merger Sub and Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                Each Seller agrees that in the event of any breach or alleged breach of this Section 4.4, Merger Sub and Parent are entitled to have this provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Merger Sub and Parent and that money damages would not provide an adequate remedy to Merger Sub and Parent.

4.5              Notification.

(a)                From the date hereof until the Closing, the Sellers shall promptly notify Merger Sub and Parent in writing of:

(i)                 any fact, circumstance, event, condition or action to which any Seller is made aware, the existence, occurrence or taking of which (A) has had or could reasonably be expected to have a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.1 to be satisfied;

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(ii)               any notice or other communication from any Person to which any Seller is made aware alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)             any notice or other communication from any Government Entity to which any Seller is made aware in connection with the transactions contemplated by this Agreement;

(iv)             any Proceedings commenced or threatened against, to which any Seller is made aware, relating to or involving or otherwise affecting the Business or the Assets or that relates to the consummation of the transactions contemplated by this Agreement;

(v)               the occurrence of any breach of any covenant by any of the Sellers to which any Seller is made aware.

(b)               Merger Sub’s and Parent’s receipt of information pursuant to this Section 4.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement shall not be deemed to amend or supplement the Schedules to this Agreement, and shall not affect the Buyer Indemnitees’ rights to indemnification under the Indemnification Agreement.

(c)                No disclosure pursuant to this Section 4.5 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

4.6              Employee Matters and Employee Benefits.

(a)                Not later than the Closing Date, Del Monte shall terminate those employees identified on Schedule 4.6(a) hereto.

(b)               The Shareholders and Del Monte shall cease contributions to, and adopt all corporate resolutions required to terminate Del Monte’s Employee Benefit Plans, and vest all participants under any applicable 401(k) Plan, in each case as prescribed by Law, immediately prior to Closing.

(c)                No Shareholder, nor any Affiliate thereof, shall enter into any agreement or arrangement (whether written, oral or otherwise) with any Person whether denominated as a payment, security, gift, or otherwise, pursuant to which such Person would be entitled to receive any portion of the Purchase Price or Merger Consideration (including, without limitation, the Earn-Out Amount or the Additional Earn-Out Amount), whether denominated in cash or equity securities, if the effect of such agreement or arrangement would be that Merger Sub or Parent, or any Subsidiary of Parent other than Merger Sub, would be required to recognize expense for financial reporting purposes (including, without limitation, compensation expense) following the Closing on account thereof.

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4.7              Non-Competition.

(a)                Material Inducement. Each Shareholder hereby acknowledges that such Shareholder is familiar with the Combined Companies’ Business’s Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Assets and the assets of the Company Sellers and the Business and the Company Sellers’ Business. Each Shareholder acknowledges and agrees that Merger Sub and Parent and their Affiliates would be irreparably damaged if any of the Shareholders or any of their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with Merger Sub or its Affiliates in a business similar to the Combined Companies’ Business and that any such competition by any of the Shareholders or any of their Affiliates would result in a significant loss of goodwill by the Business. The Shareholders further acknowledge and agree that the covenants and agreements set forth in this Section 4.7 were a material inducement to Merger Sub and Parent to enter into this Agreement and to perform their obligations hereunder and that neither Merger Sub nor its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any of the Shareholders or their Affiliates breached the provisions of this Section 4.7.

(b)               Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Business, each of the Shareholders covenants and agrees that it will not, and will cause its Affiliates not to, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), engage, directly or indirectly, including through direct or indirect equity ownership, in any business competing or planning to compete with the Combined Companies’ Business, including, but not limited to, soliciting or serving any customers of the Combined Companies’ Business, for a period of five (5) years following the Closing in all States of the United States of America and all foreign jurisdictions where the Combined Companies’ Business has operations or does business. In addition, each Shareholder agrees that until the fifth (5th) anniversary of the Closing, it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person, solicit, hire or attempt to hire any employee of Del Monte or the Company Sellers as of the date hereof or the Closing Date or other employee of Parent or its Affiliates without Parent’s prior written consent, which consent may be withheld in Parent’s sole discretion.

(c)                Remedies. If, at the time of enforcement of any of the covenants contained in Section 4.7(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Shareholder has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Assets and the Business made by Parent hereunder. Each Shareholder further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Business and the goodwill of the Business.

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If any of the Shareholders, or any of their Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Parent or any of its Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent, or any of its Affiliates, at law or in equity:

(i)                 the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Parent and that monetary damages would not provide an adequate remedy to Parent; and

(ii)               the right and remedy to require the Shareholders to account for and pay over to Parent or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Shareholder or any Shareholder’s Affiliate was in breach of any of the Restrictive Covenants.

(d)               In the event of any breach or violation by any Shareholder or any Shareholder’s Affiliate of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(e)                The parties recognize the possibility that a Shareholder may execute in the future or may have executed in the past other agreements with Parent, Merger Sub, any of their Subsidiaries or any of their Affiliates, including, but not limited to, the Purchase Agreement and the Transaction Documents contemplated in the Purchase Agreement including any employment agreement or offer letter (the “Additional Agreements”), which contain restrictive covenants similar to the ones contained in this Section 4.7. It is intended that Parent, Merger Sub, their Subsidiaries and their Affiliates at all times be afforded the broadest benefit and protection possible under this Agreement and any Additional Agreements, and, to the extent possible and permissible under applicable law, any similar restrictive covenants contained in this Agreement and any Additional Agreement shall be read together and their terms combined in the manner most restrictive to a Shareholder and most protective to Parent, Merger Sub, their Subsidiaries and their Affiliates. To the extent that any restrictive covenants contained in any Additional Agreement differ from, conflict with or are inconsistent with any restrictive covenants contained in any other Additional Agreement or contained in this Agreement, the restrictive covenants most restrictive to a Shareholder and most protective to Parent, Merger Sub, their Subsidiaries and their Affiliates shall control, without regard to the relative timing of their execution, to the maximum extent permissible under applicable law.

(f)                Notwithstanding anything in this Section 4.7 or this Agreement or the Transaction Documents to the contrary, the provisions of this Section 4.7, including but not limited to, the prohibitions, restrictions and limitations on the Shareholders (and/or its/their Affiliates or family members), shall not prohibit the ownership by such Persons of the OWP Interest held or to be held by the Shareholders (and/or its/their Affiliates or family members), and shall not apply to the OWP Business as it is conducted on the date hereof, nor any of the Shareholders’ (and/or its/their Affiliates’ or family members’) involvement in the OWP Business as it is conducted on the date hereof, which OWP Interests and OWP Business the Shareholders (and/or its/their Affiliates or family members) may, subject to the terms and conditions of this Section 4.7(f), hold and conduct in the Shareholders’ (and/or its/their Affiliates’ or family members’) sole and absolute discretion.

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Schedule 4.7(f) attached hereto contains a description (including a description of the mix of business between retail and wholesale) of the OWP Business as it is conducted on the date hereof, and each of the Shareholders, Merger Sub and Parent acknowledge and agree that the description of the OWP Business included on Schedule 4.7(f) represents a business that is not in violation of the Restrictive Covenants and is non-competitive with the Business. Should the OWP Business as conducted on the date hereof materially change at any time post-Closing, then the Sellers’ Representative shall promptly notify Merger Sub and Parent in writing of such change and if Parent and Merger Sub reasonably conclude that as so changed the OWP Business is competitive with the Combined Companies’ Business or any Shareholders’ (and/or its/their Affiliates’ or family members’) involvement in the OWP Business or continued ownership of the OWP Interests violates the Restrictive Covenants, then any such Shareholder, Affiliate or family member shall promptly resign from the Board of Directors or other organizational body and as an employee of OWP or any successor thereof, and shall divest its/their OWP Interests on or before twelve (12) months from the date of such material change in the OWP Business.

4.8              Further Assurances. Following the Closing, the Shareholders shall execute and deliver such further instruments of conveyance and transfer as Merger Sub or Parent may reasonably request and provide and shall take such additional action as Merger Sub or Parent may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

4.9              Confidentiality.

(a)                The Parties acknowledge and agree that certain information relating to the Parties is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Sellers disclosed to Merger Sub or Parent or learned by Merger Sub or Parent during due diligence of the Sellers, and all information regarding Merger Sub or Parent disclosed to the Sellers or learned by the Sellers during the Parties’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents. The Parties further acknowledge and agree that Confidential Information also includes (A) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (B) internal policies and procedures, marketing strategies, customer lists pricing information, products, services and budgets, (C) sources of supplies and terms of suppliers, (D) information relating to business practices, (E) personnel information, (F) information relating to litigation or possible litigation and (G) information relating to the other Intellectual Property of the Parties.

(b)               The Parties shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. The Parties further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Each Party shall implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement. Each Party further agrees, if and to the extent permitted by applicable Law, to notify the other Parties immediately in writing of any Known attempt or effort by any third party to obtain information or documents that comprise a part of the Confidential Information, including, without limitation, receipt of a subpoena or request for information or documents, to permit such other Parties, at their own expense, to seek a protective order or otherwise defend against such disclosure or delivery.

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(c)                Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) is information which the receiving Party can document was independently developed by such Party or (iv) as to Merger Sub, the Surviving Company or Parent after the Closing, is any information regarding Del Monte.

(d)               If, for any reason, the terms of this Section 4.9 conflict with any other confidentiality agreement to which any Party is subject for the benefit of the other Parties, including, but not limited to, the Confidentiality Agreement, all such conflicts shall be resolved by giving the maximum confidentiality protections to the Confidential Information.

(e)                Notwithstanding this Section 4.9, the Sellers agree and acknowledge that Parent may have to disclose certain information with respect to the transactions contemplated by this Agreement pursuant to the Exchange Act. Accordingly, the Parties hereby agree, if Parent is required to disclose the transactions contemplated hereby pursuant to the Exchange Act, such disclosure shall not be a violation or breach of this Section 4.9.

4.10          Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent, Merger Sub, Del Monte and the Shareholders for certain tax matters following the Closing Date:

(a)                Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of Del Monte for any taxable period of Del Monte that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of Del Monte for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of Del Monte for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of Del Monte were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

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(b)               Responsibility for Filing Tax Returns.

(i)                 Del Monte shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of Del Monte for all taxable periods ending on or before the Closing Date (the "Pre-Closing Tax Returns”) that are required to be filed on or prior to the Closing Date and all such Pre-Closing Tax Returns shall be prepared in a manner consistent with prior practice in respect of such entities unless otherwise required by applicable Law or unless Parent consents to such different treatment, such consent not to be unreasonably withheld, conditioned or delayed. Del Monte shall provide (or cause to be provided) to Parent a copy of any such Pre-Closing Tax Return filed prior to the Closing Date at least fifteen (15) Business Days prior to the due date for filing such return, and Parent shall have ten (10) Business Days in which to review and comment on such return prior to the filing thereof. Del Monte shall consider in good faith any comments provided by Parent. Del Monte shall pay (or cause to be paid) prior to Closing all Taxes due and payable on the Pre-Closing Tax Returns required to be filed on or prior to the Closing Date. Del Monte shall not file any amended Pre-Closing Tax Return without the consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(ii)               The Sellers’ Representative shall timely prepare and file (or cause to be prepared and filed) all Forms 1120S (and all related state and local income Tax Returns) of Del Monte for all taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date and all such Pre-Closing Tax Returns shall be prepared in a manner consistent with prior practice of Del Monte unless otherwise required by applicable Law or unless Parent consents to such different treatment, such consent not to be unreasonably withheld, conditioned or delayed. The Sellers’ Representative shall provide (or cause to be provided) to Parent a copy of any such Pre-Closing Tax Returns at least twenty (20) Business Days prior to the due date for filing such returns, and Parent shall have ten (10) Business Days in which to review and comment on such returns prior to the filing thereof. The Sellers’ Representative shall consider in good faith any comments provided by Parent. The Sellers’ Representative shall timely pay (or cause to be paid) all Taxes shown as due and payable on any Tax Returns filed pursuant to this subsection (b)(ii).

(iii)             Notwithstanding anything herein or in the Indemnification Agreement to the contrary, the provisions of this Section 4.10(b)(iii) shall control the contest of any Tax Claim. For purposes of this Agreement, a “Tax Claim” means the assertion of any claim, or the commencement of any audit, suit, action or proceeding involving Taxes. After the Closing, the Surviving Company agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Surviving Company which involves a Tax Claim in respect of which indemnity may be sought pursuant to the Indemnification Agreement within twenty (20) days of such receipt of such written notice; provided, that failure to comply with this provision shall not affect any party’s right to indemnification under the Indemnification Agreement except to the extent such failure materially impairs the Sellers’ Representative’s ability to contest any such Tax Claim. In the case of a Tax Claim relating solely to a Tax period of Del Monte ending on or before the Closing Date, the Sellers’ Representative, at the expense of the Sellers’ Representative, may participate in and, upon the written notice to the Surviving Company, assume control of the defense of any such Tax Claim; provided, however, that the Sellers’ Representative shall have no right to represent the Surviving Company’s interest in any Tax Claim unless the Sellers’ Representative, on behalf of the Selling Party Indemnitors, agrees with the Surviving Company that, as between the Selling Party Indemnitors and the Surviving Company, the Selling Party Indemnitors shall be liable for any Losses relating to Taxes that result from such Tax Claim; provided, further, that if the Sellers’ Representative so assumes control, the Surviving Company may participate in the conduct of such Tax Claim at its own expense.

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Notwithstanding the foregoing, the Sellers’ Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Surviving Company (or any of its Affiliates) for any period after the Closing to any extent unless the Selling Party Idemnitors have indemnified the Surviving Company or the applicable Affiliate against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Surviving Company, which consent shall not be unreasonably withheld or delayed. Any proceeding with respect to which the Sellers’ Representative does not assume control in accordance with this Section 4.10(b)(iii) may be settled or compromised in the discretion of the Surviving Company, and any such settlement or compromise shall not affect the Surviving Company’s or Parent’s right to indemnification under this Agreement.

(c)                Cooperation on Tax Matters.

(i)                 The Surviving Company and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.10 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers’ Representative and the Surviving Company agree (i) to retain all books and records with respect to Tax matters pertinent to Del Monte relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Surviving Company or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Surviving Company so requests, the Sellers’ Representative shall allow the Surviving Company to take possession of such books and records.

(ii)               The Surviving Company, the Sellers’ Representative and the Shareholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

4.11          Payment of Indebtedness by Company Related Persons. At or prior to the Closing, Del Monte shall cause all amounts payable by Del Monte to any Company Related Person, or by any Company Related Person to Del Monte, to be paid.

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4.12          HSR Act.

Promptly following the execution of this Agreement, but in no event later than twenty (20) Business Days following the date of this Agreement, the Parties shall file with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications and other information (if any) required to be filed under the HSR Act. Promptly following the execution of this Agreement, the Sellers and Merger Sub shall promptly proceed to prepare and file with the appropriate Government Entities such additional requests, reports or notifications as may be required or, in the reasonable opinion of Merger Sub and the Sellers’ Representative, advisable, in connection with this Agreement and shall diligently and expeditiously prosecute, and shall reasonably cooperate with each other in the prosecution of, such matters. Except as may be prohibited by any Government Entity or by any Law, each Party shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary or, in the opinion of Merger Sub and the Sellers’ Representative, advisable, under the HSR Act. Each Party shall keep each other Party apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or DOJ. The Parties shall reasonably cooperate to direct any Proceedings or negotiations with any Government Entity and, to the extent that any Party is required by applicable Laws to make the filing, request or other submission which triggers any proceedings or negotiations with any Government Entity relating to any of the foregoing, such Party shall afford the other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of their subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause the other to dispose of any assets; (ii) to discontinue or cause any of their subsidiaries to discontinue offering any product or service, or to commit to cause the other to discontinue offering any product or service; (iii) to make or cause any of their subsidiaries to make any commitment (to any Government Entity or otherwise) regarding its future operations or the future operations of any of the other. Parent, on the one hand, and the Sellers, on the other hand, shall each pay fifty percent of any filing fees required with respect to the Consent of any Government Entity, including any fees required pursuant to the HSR Act.

4.13          Pre-Closing Financial Statements. Until the Closing Date, Sellers shall deliver to Merger Sub within fifteen (15) days after the end of each month a copy of the unaudited monthly consolidated financial statements of Del Monte as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the preparation of the Interim Financial Statements.

4.14          Anti-Manipulation.  Between the date hereof and the Closing, no Shareholder shall engage in any transactions involving the Parent Common Stock, including establishing any short position or otherwise executing any hedging transaction, the effect of which would be to cause a reduction in the price of the Parent Common Stock.

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Article V.
 CONDITIONS TO CLOSING

5.1              Conditions to Obligations of Merger Sub and Parent. The obligations of Merger Sub and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Merger Sub’s or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                (i) Each of the representations and warranties of the Sellers set forth in Section 2.1 (Organization; Ownership of Equity; Capitalization and Power), Section 2.2 (Authority), Section 2.3 (Non-Contravention), Section 2.7 (Assets) and Section 2.12 (Brokerage) and set forth in Article II that are qualified with reference to “material,” “materiality,” or “material adverse effect” (or other similar terms or qualifiers) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement; and (ii) each of the representations and warranties of the Sellers set forth in Article II (other than those described in clause (i) of this Section 5.1(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement. The Sellers shall deliver or cause to be delivered to Parent and Merger Sub a certificate dated as of the Closing Date executed by the Shareholders and a duly authorized officer Del Monte confirming the foregoing.

(b)               Each of the Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date. The Sellers shall deliver or cause to be delivered to Parent and Merger Sub a certificate dated as of the Closing Date executed by the Shareholders and a duly authorized officer of Del Monte confirming the foregoing.

(c)                No Proceeding shall have been commenced against Merger Sub or Parent, or any of their Affiliates, or any of the Sellers related to the Business, the Transaction Documents or any of the transactions contemplated thereby.

(d)               The Sellers shall have delivered the 2014 Audited Financial Statements.

(e)                All approvals, consents and waivers that are listed on Schedule 1.2(b)(ix) shall have been received.

(f)                There shall not have occurred any Material Adverse Effect since the date of this Agreement.

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(g)               Merger Sub shall have received all Consents from Government Entities, including USDA Grant of Inspection Establishment Numbers that are necessary for them to conduct the Business as conducted by Del Monte as of the Closing Date.

(h)               All Liens relating to the Assets shall have been released in full, other than Permitted Liens, and the Sellers shall have delivered to Parent and Merger Sub written evidence, in form satisfactory to Parent, Merger Sub and the Sellers, of the release of such Liens.

(i)                 Merger Sub shall have conducted a count of the Inventory at Merger Sub’s sole cost and expense and be satisfied, in Merger Sub’s sole discretion, that a sufficient amount of inventory, of a quality and quantity usable and saleable in the ordinary course of the Business of Del Monte, exists as of the Closing.

(j)                 Each of the officers and directors of Del Monte must have resigned effective as of the Closing.

(k)               No Shareholder shall have exercised, or shall have provided notice of such Shareholder’s intent to exercise, his, her or its dissenter’s right of appraisal under the CCC in connection with the consummation of the transactions contemplated hereby.

(l)                 The Sellers shall have delivered the Estoppel Letters, executed by the landlord/lessor of each of the Leases.

(m)             Del Monte and the Shareholders shall have ceased contributions to, and adopted all corporate resolutions required to terminate all of its Employee Benefit Plans and vest all participants under any applicable 401(k) Plan immediately prior to Closing, and such resolutions shall be in full force and effect.

(n)               The Business shall have working capital of at least the Targeted Net Working Capital to operate consistent with past practices over the twelve months immediately preceding the Closing.

(o)               The applicable waiting period under the HSR Act shall have expired or been terminated.

(p)               The Sellers shall have caused the documents and instruments required by Section 1.2(b) to be delivered (or tendered subject only to Closing) to Parent and Merger Sub.

(q)               Merger Sub shall have completed, to its satisfaction, financial, accounting, legal, environmental, systems, tax and business due diligence review of the Business, the Assets, and the operations of Del Monte, including any I-9 examination or audit.

(r)                 Except with respect to Indebtedness for borrowed money that is to be paid at the Closing, the Sellers shall deliver evidence reasonably satisfactory to Parent and Merger Sub of full and complete payment of all Indebtedness, and releases of all Liens on the properties and Assets of Del Monte in a form reasonably acceptable to the Sellers, Parent and Merger Sub.

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(s)                With respect to Indebtedness for borrowed money to be paid at the Closing, the Sellers shall have caused to be delivered payoff letters or other statements reasonably satisfactory to Parent, Merger Sub and the Sellers setting forth payment instructions and amounts and confirming that all Liens on the Assets secured in connection with such Indebtedness will be released, or entitled to be released, upon payment, in each case in a form reasonably acceptable to Parent, Merger Sub and the Sellers.

(t)                 Each of the conditions to the obligation of Parent or any Affiliate thereof that is a party thereto to consummate the transactions under the Purchase Agreement shall have been satisfied and the transactions contemplated thereby shall be consummated.

(u)               There must not have been made or threatened by and Person any claim asserting that such Person (a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in Del Monte, or (b) is entitled to all or any portion of the Merger Consideration (except as otherwise contemplated herein).

(v)               This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Shareholders of Del Monte, in accordance with applicable Law.

(w)             Del Monte shall have completed the systems conversion as described in Schedule 5.1(w).

(x)               The Sellers shall have delivered to Parent and Merger Sub such other documents or instruments as Parent and Merger Sub may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

5.2              Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’, waiver, at or prior to the Closing, of each of the following conditions:

(a)                (i) Each of the representations and warranties of Merger Sub and Parent set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; No Conflict), and Section 3.4 (Brokerage) and set forth in Article III that are qualified with references to “material,” “materiality” or “material adverse effect” shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement; and (ii) each of the representations and warranties of Merger Sub and Parent set forth in Article III (other than those described in clause (i) of this Section 5.2(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to any supplement to the Schedules to this Agreement. Merger Sub and Parent shall deliver or cause to be delivered to the Sellers’ Representative a certificate dated as of the Closing Date executed by a duly authorized officer of each of Merger Sub and Parent, as applicable, confirming the foregoing.

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(b)               Merger Sub and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to which it is a party to be performed or complied with by it prior to or on the Closing Date.

(c)                J. DeBenedetti shall have been appointed to the Board of Directors of Parent or arrangements shall have been made reasonably satisfactory to J. DeBenedetti to so appoint J. DeBenedetti to the Board of Directors of Parent immediately after the Effective Time.

(d)               No Proceeding shall have been commenced against either Merger Sub or Parent or any of the Sellers, which could reasonably be expected to prevent the Closing.

(e)                The applicable waiting period under the HSR Act shall have expired or been terminated.

(f)                Each of Merger Sub and Parent, as applicable, shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1.2(c).

(g)               Each of the conditions to the obligation of the Company Sellers to consummate the transactions under the Purchase Agreement shall have been satisfied and the transactions contemplated thereby shall be consummated.

(h)               Merger Sub and Parent shall have delivered to the Sellers such other documents or instruments as the Sellers may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VI.
TERMINATION

6.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of all of the Parties hereto;

(b)               by Merger Sub or Parent by written notice to the Sellers if:

(i)                 neither Merger Sub nor Parent is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by the Sellers, as applicable, within ten (10) days of receipt of written notice of such breach from Merger Sub or Parent;

(ii)               the satisfaction of any of the conditions to Merger Sub’s and Parent’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of Merger Sub or Parent to comply with its obligations under this Agreement), and neither Merger Sub nor Parent has waived such condition in writing on or before such date; or

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(iii)             the Purchase Agreement is terminated in accordance with its terms;

(c)                by the Sellers’ Representative by written notice to Merger Sub and Parent if:

(i)                 No Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Merger Sub or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2 and such breach, inaccuracy or failure has not been cured by Merger Sub or Parent, as applicable, within ten (10) days of Merger Sub's or Parent’s receipt of written notice of such breach from the Sellers’ Representative;

(ii)               the satisfaction of any of the conditions to Sellers’ obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement), and Sellers have not waived such condition in writing on or before such date; or

(iii)             the Purchase Agreement is terminated in accordance with its terms;

(d)               by any of the Parties if any Order of any Government Entity of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable; or

(e)                by any of the Parties if the Closing has not occurred on or before May 31, 2015 or such later date as the parties may agree upon in writing, unless the terminating party is in material breach of this Agreement; provided, however, that in the event the FTC or DOJ issues a “second request” in connection with any review of the transactions contemplated by this Agreement, such date will be extended until July 31, 2015.

6.2              Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VI, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that Section 4.9, this Article VI and Article VIII hereof shall survive such termination, and that nothing herein shall relieve any Party hereto from liability for any failure to close when required hereunder, for fraud, willful misconduct or intentional misrepresentation or for any breach of any provision hereof occurring prior such termination.

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Article VII.
DEFINITIONS

(a)                For the purposes hereof, the following terms have the meanings set forth below:

“2014 Fiscal Year End ” shall mean December 27, 2014.

“2014 Audited Financial Statements” has the meaning set forth in Section 1.2(b)(x).

“401(k) Plan” means any 401(k) plan of Del Monte.

“Acquisition Proposal” has the meaning set forth in Section 4.4(a).

“Additional Agreements” has the meaning set forth in Section 4.7(e).

“Adjusted EBITDA Amount” means an amount equal to the sum (without duplication) of (i) net income of the Company Sellers and Del Monte for the fiscal year ended December 27, 2014, plus (ii) (A) interest expense; (B) income tax expense; (C) depreciation and amortization expense; and plus or minus (D) such other adjustments as set forth on, and in a manner consistent with, Schedule 1.5(b)(i).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Number of Reduced Shares” has the meaning set forth in Section 1.5(b)(ii).

“Agreement” has the meaning set forth in the preamble.

“Asset Purchase Escrow Amount” has the meaning set forth in Section 1.6.

“Assets” mean the assets of Del Monte.

“Assets Buyer” means Del Monte Capitol Meat Company, LLC, a Delaware limited liability company.

“Audited Financial Statements” has the meaning set forth in Section 2.4(a).

“Business” means the business conducted by Del Monte immediately prior to the signing of this Agreement, including, but not limited to, the sale and distribution of food products and other items sold for use in the operations of a Company Customer’s business. For clarity, “Business” shall not include the OWP Business as it is conducted on the date hereof.

“Business Day” means each day which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Buyer Indemnitees” has the meaning set forth in the Indemnification Agreement.

“Card Association Rules” shall mean the rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS).

“CCC” has the meaning set forth in Section 1.1.

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“Certificate” has the meaning set forth in Section 1.4(c).

“Certificate of Formation” has the meaning set forth in Section 1.7.

“Certificate of Merger” has the meaning set forth in Section 1.2(a).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a)(i).

“Closing Date Adjusted EBITDA Statement” has the meaning set forth in Section 1.5(b)(i).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.5(a)(i).

“Closing Statement” has the meaning set forth in Section 1.2(b)(ii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Companies’ Business” means the Business and the Company Sellers’ Business combined.

“Company Customers” means those Persons to which Del Monte has sold any products at any time, whether or not such Person is a current customer of any of Del Monte.

“Company Employees” has the meaning set forth in Section 2.13(a).

“Company Intellectual Property” means all Intellectual Property used or held for use by Del Monte in connection with the conduct of the Business as currently conducted and as proposed to be conducted and any Company Product, including without limitation, all Company Software.

“Company Product” means any product, good or service owned by Del Monte (regardless of commercial availability) or otherwise marketed, sold or offered for license or sale by Del Monte, including without limitation any such product or service in active development by Del Monte.

“Company Related Person” has the meaning set forth in Section 2.19.

“Company Seller” or “Company Sellers” means Seafood and Service.

“Company Sellers’ Business” means the business conducted by the Company Sellers immediately prior to the signing of this Agreement, including, but not limited to, the sale and distribution of food products and other items sold for use in the operation of the Company Sellers’ customers’ business.

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“Company Software” means any proprietary computer software, applications, tools, databases, and data warehouses owned or purported to be owned by Del Monte or licensed to Del Monte on an exclusive basis, including, without limitation, compiled and object code versions thereof, source code therefor, and all libraries, database structures, (including without limitation scripts, triggers, stored procedures, and the like), and technical and user documentation relating thereto.

“Confidential Information” has the meaning set forth in Section 4.9(a).

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contracts.

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“Del Monte” has the meaning set forth in the Preamble.

“Del Monte Common Stock” has the meaning set forth in Section 1.4(a).

“Del Monte Non-Voting Common Stock” has the meaning set forth in Section 1.4(a).

“Del Monte Voting Common Stock” has the meaning set forth in Section 1.4(a).

“Delaware Secretary” has the meaning set forth in Section 1.2(a).

“DLLCA” has the meaning set forth in Section 1.1.

“DOJ” has the meaning set forth in Section 4.12.

“Effective Time” has the meaning set forth in Section 1.2(a).

“Employee Benefit Plans” has the meaning set forth in Section 2.16(a).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

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“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Occupational Safety and Health Act and the Federal Toxic Substances Control Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, whether or not incorporated, which is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Del Monte within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means US Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Amount” has the meaning set forth in Section 1.6.

“Escrowed Stock Consideration” has the meaning set forth in Section 1.4(a).

“Estimated Cash Amount” has the meaning set forth in Section 1.4(a).

“Estimated Per-Share Merger Consideration” has the meaning set forth in Section 1.4(b)(ii).

“Estimated Stock Consideration” has the meaning set forth in Section 1.4(a).

“Estoppel Letter” has the meaning set forth in Section 1.2(b)(xv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA Act” means the United Stated Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Final 2014 Adjusted EBITDA Amount” has the meaning set forth in Section 1.5(b)(i).

“Final Adjusted EBITDA Statement” has the meaning set forth in Section 1.5(b)(i).

“Final Closing Date Balance Sheet(s)” has the meaning set forth in Section 1.5(a)(iii).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.5(a)(iii).

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“Financial Statements” has the meaning set forth in Section 2.4(a).

“Forfeited Shares” has the meaning set forth in Section 1.5(b)(iii).

“FTC” has the meaning set forth in Section 4.12.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over Del Monte.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 2.8(f).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnification Agreement” has the meaning set forth in Section 1.2(b)(viii).

“Information Systems” means all Company Software, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used in the products and/or services of Del Monte to create, manipulate, store, transmit, exchange, or receive information in any form.

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“Infringe” has the meaning set forth in Section 2.15(b).

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), applications, programming, user interfaces, websites, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), data, data collection and all rights therein throughout the world, blueprints, and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, and uniform resource locators (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 2.4(a).

“Inventory” means Del Monte’s goods, products and other items located at or in transit to or from Del Monte’s facilities for sale to Company Customers.

“J. DeBenedetti” has the meaning set forth in the preamble.

“Knowledge” or “Known” or “Knows” means, with respect to any Person, actual knowledge after reasonable inquiry and investigation and in the case of Del Monte or the Sellers, includes the Knowledge of J. DeBenedetti, V. DeBenedetti, T. Lincoln, Kevin Lee, Bill Burch, Vince Licata, Dave Schamun and Patti Sanders and in the case of Merger Sub or Parent includes the Knowledge of Christopher Pappas, John Austin and Alexandros Aldous.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 2.8(b).

“Leases” has the meaning set forth in Section 2.8(b).

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

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“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“LLC Agreement” has the meaning set forth in Section 1.8.

“Lock-Up Agreement” has the meaning set forth in Section 1.2(b)(xvi).

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits or multiple of lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has had, or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on (i) the Assets, the Business, financial condition, prospects or results of operations of Del Monte or (ii) the ability of any Seller, as applicable, to perform in a timely manner any of its obligations under this Agreement or any Transaction Document to which it is a party or any transaction contemplated hereby or thereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (A) factors or conditions affecting the industries in which Del Monte participates, or the United States economy as a whole, (B) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (C) the announcement, disclosure, or pendency of this Agreement or the performance of this Agreement or the transactions contemplated hereby by the parties, including loss of employees, customers, suppliers, partners or distributors, (D) changes in any Law or the interpretation thereof, (E) changes in GAAP or the interpretation thereof, (F) any failure to meet any forecast or budget by Del Monte (provided, however, that the facts and circumstances underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred), or (G) acts of God, natural disasters, weather conditions or other calamities.

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“Material Contract” means those Contracts to which Del Monte is a party or by which it or its assets or properties are otherwise bound, and that are categorized by any of the following: (a) each Contract that involves the performance of services or delivery of goods or materials by or to Del Monte resulting or reasonably expected to result in receipts or payment in excess of $25,000, (b) each employment Contract, termination Contract, retention, change in control, severance, compensation and bonus Contract with any Company Employee, (c) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by Del Monte with any other Person), (d) all Contracts to loan money or extend credit to any other Person outside of the ordinary course of business, consistent with past practices, (e) each Contract containing covenants that in any way purport to restrict or prohibit the business activity of Del Monte to engage in any line of business or to compete with any Person, (f) each Contract providing for indemnification by Del Monte with respect to the Business or the Assets, (g) each Contract that creates or establishes a material Lien on any of the Assets or otherwise is a Contract for borrowed money, and (h) each Contract with any Government Entity.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.4(a).

“Merger Sub” has the meaning set forth in the preamble.

“Net Working Capital” shall mean (i) all current assets (excluding cash and equivalents) of Del Monte included within the Assets, minus (ii) all current liabilities of Del Monte (excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Shareholders under the terms of this Agreement), it being understood that the sum of the Net Working Capital under this Agreement plus the Net Working Capital of Company Sellers (as calculated under the Purchase Agreement) shall be equal to (i) all current assets (excluding cash and equivalents) of Del Monte and the Company Sellers (in the case of Company Sellers included within the Acquired Assets(as defined in the Purchase Agreement)), minus (ii) all current liabilities of Del Monte and the Company Sellers (in the case of the Company Sellers included within the Assumed Liabilities (as defined in the Purchase Agreement) (excluding Indebtedness and other amounts to be paid or discharged at Closing or that are the responsibility of the Company Sellers under the terms of the Purchase Agreement)).

“Notice of Disagreement” has the meaning set forth in Section 1.5(a)(i).

“Notice of Disagreement - EBITDA” has the meaning set forth in Section 1.5(b)(i).

“Offer Letter” or “Offer Letters” has the meaning set forth in Section 1.2(b)(iii).

“OWP Business” means the business conducted by Old World Provisions, Inc. and its Affiliates, including but not limited to the purchase, inventory, sale and distribution of food products and other items held, sold and/or distributed in connection with its business, as such business is conducted on the date hereof as described on Schedule 4.7(f).

“OWP Interests” means any and all legal, equitable, beneficial and contractual right, title and interest of TJ Investments, LLC, a California corporation, JAD-OWP Investment, LLC, a California limited liability company, and TKL Investments, LLC, a California limited liability company (Affiliates of the Shareholders) in and to the assets of or equity interests in Old World Provisions, Inc., a New York corporation, Industrial Park Cold Storage, LLC, a New York limited liability company, and Westerlo Street Cold Storage, LLC, a New York limited liability company, whether such rights, title and interests exist or arise or are exercised prior to, upon, or following the Closing.

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“Party” or “Parties” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means shares of common stock of Parent, par value $0.01 per share.

“Parent SEC Reports” has the meaning set forth in Section 3.5.

“Per-Share Escrowed Stock Consideration” has the meaning set forth in Section 1.4(b)(ii).

“Per-Share Estimated Stock Consideration” has the meaning set forth in Section 1.4(b)(i).

“Per-Share Stock Price” means $22.00.

“Per-Share Working Capital Adjustment Consideration” has the meaning set forth in Section 1.4(b)(iii).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Property” has the meaning set forth in Section 2.7(a).

“Post-Closing Working Capital Adjustment Amount” has the meaning set forth in Section 1.5(a).

“Pre-Closing Liabilities” means those debts and Liabilities arising in connection with the ownership or operation of the Assets or the Business prior to the Effective Time.

“Proceedings” has the meaning set forth in Section 2.11.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and among Parent, Assets Buyer, Service, Seafood, J. DeBenedetti, Victoria DeBenedetti, Theresa Lincoln, and the Sellers’ Representative.

“Purchase Price” has the meaning set forth in the Purchase Agreement.

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“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” has the meaning set forth in Section 4.7(c).

“Seafood” means TJ Seafood, LLC, a California limited liability company.

“SEC” means the Securities and Exchange Commission.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Data” shall mean (i) any piece of information that allows the identification of a natural person or any other personally identifiable data or sensitive data as defined under applicable Laws, and (ii) any data or information collected by or on behalf of Del Monte with respect to any customer of Del Monte and/or user of Del Monte’s websites.

“Selling Party Indemnitees” has the meaning set forth in the Indemnification Agreement.

“Selling Party Indemnitors” has the meaning set forth in the Indemnification Agreement.

“Service” means T.J. Foodservice Co., Inc., a California corporation.

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Surviving Company” has the meaning set forth in the recitals.

“Targeted Adjusted EBITDA Amount” means that amount set forth on Schedule 1.5(b)(i).

“Targeted Net Working Capital” means the average of the Net Working Capital as of the last day of each of the twelve most recently completed fiscal monthly periods ended on the 2014 Fiscal Year End (less Two Million Dollars ($2,000,000) for each of the fiscal monthly period components ended in September, October, November and December), calculated in accordance with GAAP and, to the extent not inconsistent with GAAP, in a manner consistent with the Financial Statements. The Targeted Net Working Capital determinations under Section 1.5(a)(ii) and Section 1.5(a)(iii) shall be calculated in a manner substantially consistent with and substantially in the form of the sample Targeted Net Working Capital calculation prepared by Del Monte as set forth on Schedule 1.5(a).

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

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“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Trade Accounts Payable” means accounts payable of Del Monte with respect to the Business for services rendered or for the procurement of supplies and inventory.

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Trust” has the meaning set forth in the preamble.

“Utilized Adjusted EBITDA Amount” has the meaning set forth in Section 1.4(a).

“V. DeBenedetti” has the meaning set forth in the preamble.

“Working Capital Adjustment” has the meaning set forth in Section 1.5(a).

(a)                The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)               The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

Article VIII.
MISCELLANEOUS

8.1              Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby.

8.2              Press Release and Announcements. None of the Parties hereto nor any of their respective Affiliates shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or pursuant to the Exchange Act; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

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8.3              Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement or the Indemnification Agreement, the indemnity obligations under the Indemnification Agreement shall be the sole and exclusive remedy for any breach of any representation or warranty. Subject to the terms, provisions, conditions and limitations in the Indemnification Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Subject to the terms, provisions, conditions and limitations in the Indemnification Agreement, one or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full. In any action arising out of or relating to this Agreement, including any interpretation or enforcement thereof, the prevailing party shall be entitled to recover its reasonable attorney fees, costs and disbursements incurred in such action or an appeal from the non-prevailing party.

8.4              Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Merger Sub, Parent and the Sellers’ Representative. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

8.5              Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Sellers or the Sellers’ Representative without the prior written consent of Merger Sub and Parent, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Merger Sub and Parent without the prior written consent of the Sellers’ Representative.

8.6              Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7              Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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8.8              Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement.

8.9              Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

8.10          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

8.11          Schedules and Exhibits. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.12          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

8.13          Venue. MERGER SUB, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND MERGER SUB, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. MERGER SUB, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. MERGER SUB, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. MERGER SUB, PARENT, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO MERGER SUB, PARENT, THE SELLERS OR THE SELLERS’ REPRESENTATIVE AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

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8.14          Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Merger Sub, Parent and the Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other mans (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Merger Sub and Parent:

Del Monte Merger Sub, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, General Counsel

with copies to (which shall not constitute notice to Merger Sub or Parent):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

Sellers’ Representative:

John DeBenedetti

c/o TPBS, LLP

1545 River Park Dr.

Suite 375

Sacramento, CA 95815

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Sellers:

c/o TPBS, LLP

1545 River Park Dr.

Suite 375

Sacramento, CA 95815

With an optional copy to:

Wagner Kirkman Blaine Klomparens & Youmans, LLP

10640 Mather Blvd., Suite 200

Mather, CA 95655

Attn: Belan K. Wagner, Esq.

8.15          No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.16          Sellers’ Representative.

(a)                J. DeBenedetti, as the Sellers’ Representative, shall be constituted and appointed as agent for and on behalf of each Shareholder to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Shareholders, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Shareholders pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. If at any time the Sellers’ Representative resigns, dies or becomes incapable of acting, the Shareholders shall choose another person to act as the Sellers’ Representative under this Agreement. The Selling Party Indemnitees may not make a claim for indemnity against either Merger Sub or Parent pursuant to this Agreement except through the Sellers’ Representative. Once the Sellers’ Representative has initiated such a claim for indemnity, the Sellers’ Representative may enforce, prosecute and settle such claim without further directions from the Selling Party Indemnitees, and all acts and decisions of the Sellers’ Representative in connection with such matter shall be binding on all the Selling Party Indemnitees. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Shareholder.

(b)               The Sellers’ Representative will be entitled to engage such counsel, experts and other agents as the Sellers’ Representative deems necessary or proper in connection with performing the Sellers’ Representative’s obligations hereunder, and will be promptly reimbursed by the Shareholders for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand. Each Shareholder shall indemnify and hold harmless the Sellers’ Representative pro rata based upon such Shareholder’s pro rata share of the equity interests in Del Monte as of the Closing Date, from any and all Losses that are incurred by the Sellers’ Representative as a result of actions taken, or actions not taken, by the Sellers’ Representative herein, except to the extent that such Losses arise from the gross negligence or willful misconduct of the Sellers’ Representative. The Sellers’ Representative shall not be liable to the Shareholders for any act done or omitted hereunder as the Sellers’ Representative, excluding acts which constitute gross negligence or willful misconduct.

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(c)                A decision, act, consent or instruction of the Sellers’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Shareholders and shall be final, binding and conclusive upon each such Shareholder and Merger Sub and Parent may rely upon any decision, act, consent or instruction of the Sellers’ Representative hereunder as being the decision, act, consent or instruction of each and every such Shareholder. Each of Merger Sub and Parent is hereby relieved from any Liability to any Person (including any Shareholder) for any acts done by Merger Sub or Parent in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Merger Agreement as of the date first written above.

MERGER SUB:

DEL MONTE MERGER SUB, LLC

By:_/s/ Alexandros Aldous________

Name: Alexandros Aldous

Title: General Counsel and Corporate Secretary

PARENT:

THE CHEFS’ WAREHOUSE, INC.

By:_/s/ Alexandros Aldous________

Name: Alexandros Aldous

Title: General Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

DEL MONTE:

DEL MONTE CAPITOL MEAT CO., INC.

By:_/s/ David DeBenedetti________

Name: David DeBenedetti

Title: President

SHAREHOLDERS:

By:_/s/ Victoria DeBenedetti_______

Name: Victoria DeBenedetti

By:_/s/ David DeBenedetti_______

Name: David DeBenedetti

DeBenedetti/Del Monte Trust

By:_/s/ Robert Tate________

Name: Robert Tate

Title: Trustee

THE SELLERS’ REPRESENTATIVE:

 By:_/s/ John DeBenedetti_______

Name: John DeBenedetti

[Signature Page to Merger Agreement]